UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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THE SHERWIN-WILLIAMS COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of Annual Meeting of Shareholders

Annual Meeting Information

Date: April 20, 2022

Time: 9:00 a.m. EDT

Location: Online only at www.virtualshareholdermeeting.com/SHW2022

Agenda

1.	Election of 11 directors;

2.	Advisory approval of the compensation of the named executives;

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

4.	Transaction of such other business as may properly come before the Annual Meeting.

Record Date

Close of business on February 22, 2022.

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors (the Board) of proxies to be voted during the Annual Meeting of Shareholders to be held on April 20, 2022 (the Annual Meeting). We began making our proxy materials available on March 9, 2022.

Thank you for your continued support. We look forward to welcoming you at the Annual Meeting.

Mary L. Garceau

Senior Vice President, General Counsel and Secretary

The Sherwin-Williams Company

101 West Prospect Avenue

Cleveland, Ohio 44115

March 9, 2022

Your Vote Is Important

Shareholders of record at the close of business on February 22, 2022 are entitled to notice of, and to vote during, the Annual Meeting.

Even if you plan to attend the Annual Meeting, we ask that you vote as promptly as possible. Voting early will help avoid additional solicitation costs and will not prevent you from voting during the Annual Meeting, if you wish to do so.

How to vote:

Online: Visit www.proxyvote.com.

QR Code: Scan this QR code with your mobile phone.

Phone: Call the number listed on your proxy card or voting instruction form.

Mail: If you received printed copies of the proxy materials, complete, sign, date, and return your proxy card or voting instruction form.

During the Annual Meeting: Follow the instructions at www.virtualshareholdermeeting.com/SHW2022.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on April 20, 2022.

Our Notice of Annual Meeting, Proxy Statement, and 2021 Annual Report are available online at www.proxyvote.com.

1	Proxy Summary

10	Corporate Governance

10	Board Leadership Structure

11	Board Meetings

11	Board Committees

15	Board and Committee Oversight

16	Corporate Governance Practices and Policies

21	Proposal 1 — Election of 11 Directors

21	Director Biographies

27	Director Matrix and Composition

28	2021 Director Compensation Table

29	Director Compensation Program

30	Proposal 2 — Advisory Approval of the Compensation of the Named Executives

31	Executive Compensation

31	Compensation Discussion and Analysis

48	Compensation Risk Assessment

48	Compensation Committee Report

49	Executive Compensation Tables

49	Summary Compensation Table

52	2021 Grants of Plan-Based Awards Table

54	Outstanding Equity Awards at December 31, 2021 Table

55	2021 Option Exercises and Stock Vested Table

56	2021 Nonqualified Deferred Compensation Table

57	Potential Payments Upon Termination or Change in Control

60	Estimated Payments Upon Termination or Change in Control Table

61	2021 CEO Pay Ratio

62	Proposal 3 — Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

63	Matters Relating to the Independent Registered Public Accounting Firm

64	Audit Committee Report

65	Other Matters

65	Equity Compensation Plan Information

66	Security Ownership of Management, Directors, and Director Nominees

67	Security Ownership of Certain Beneficial Owners

67	Internet Availability of Proxy Materials

67	Eliminating Duplicate Mailings

68	2021 Annual Report

68	Questions and Answers About the Annual Meeting

71	Shareholder Proposals for the 2023 Annual Meeting

A-1	Appendix A — Calculation of Financial Measures

As used in this Proxy Statement, the terms “Sherwin-Williams,” “the Company,” “we,” and “our” refer to The Sherwin-Williams Company. All share, restricted stock unit, and per share or per restricted stock unit information included in this Proxy Statement has been adjusted to reflect our three-for-one stock split effected on March 31, 2021.

This Proxy Statement includes website addresses and references to additional materials found on those websites or in other reports filed with the Securities and Exchange Commission (the SEC). These websites and materials are not incorporated into this Proxy Statement by reference.

Cautionary Statement Regarding Forward-Looking Information. This Proxy Statement contains certain “forward-looking statements,” as defined under U.S. federal securities laws. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “target,” “potential,” “seek,” “intend,” “aspire,” or “anticipate,” or the negative thereof, or comparable terminology. These statements are based upon current expectations, predictions, estimates, assumptions, and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements as they are necessarily subject to risks, uncertainties, and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results, performance, and experience. These risks, uncertainties, and other factors are more fully described in the Company’s most recently filed Annual Report on Form 10-K and subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Proxy Summary

This summary highlights certain Company information and information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider in connection with voting your shares. Please carefully read the entire Proxy Statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2021 (2021 Annual Report) before voting.

2022 Annual Meeting of Shareholders

Date and Time	Record Date	Location	Who Can Attend and Vote

Wednesday April 20, 2022 9:00 a.m. EDT	February 22, 2022	Online only at www.virtualshareholdermeeting.com/SHW2022	Shareholders of record at the close of business on February 22, 2022

Proposals and Board Recommendations

Item	Proposal	Board Recommendation	Page

1	Election of 11 directors	FOR each nominee	21

2	Advisory approval of the compensation of the named executives	FOR	30

3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm	FOR	62

Attending the Annual Meeting

We look forward to welcoming shareholders to the Annual Meeting on April 20, 2022. This year’s Annual Meeting will be held in a virtual format via webcast. We have designed the virtual Annual Meeting to provide shareholders with substantially the same opportunities to participate as if the meeting were held in person.

If you were a Sherwin-Williams shareholder at the close of business on the record date, February 22, 2022, you may attend and participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/SHW2022 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. The Annual Meeting will begin promptly at 9:00 a.m. EDT. Online check-in will begin at 8:45 a.m. EDT. Please allow ample time for the online check-in process.

During the Annual Meeting, you may vote and submit questions by following the instructions provided on the meeting website. Even if you plan to attend and participate in the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to ensure your vote will be represented at the Annual Meeting.

We include additional information regarding the Annual Meeting and voting procedures under the heading “Questions and Answers About the Annual Meeting” in the Other Matters section of this Proxy Statement.

1

Our Company

Purpose and Values

Our Purpose. Since our Company was founded in 1866, we believe we have created benefits and delivered consistent value for multiple stakeholders. Our Board is entrusted with oversight for the long-term health and sustainability of the Company. It is within this context that the Board issued a Statement of Purpose during 2021 to provide guidance not only to management, but to relevant stakeholders, regarding the following Board-determined purpose of the Company.

We inspire and improve the world by coloring and protecting what matters.

Our Board formulated the Statement of Purpose based on information provided by management through its extensive stakeholder engagement process, the Company’s prior reporting, and our Board’s independent business judgment.

Our Stakeholders. We fulfill this purpose through the development, manufacture, distribution, and sale of innovative paint and coatings products, striving to deliver benefits for all major stakeholders. Through our integrated approach to the stakeholders we serve, including our employees, customers, shareholders, and communities, we seek to inspire and improve society as a whole.

Employees Our employees participate in an inclusive and diverse environment that provides extensive opportunities for professional development and personal wealth- building.	Customers Our customers benefit from a solutions-driven approach emphasizing application- specific expertise, industry leading innovation, value- added service, and differentiated distribution.	Shareholders Our shareholders can expect an experienced management team to remain focused on long-term value creation.	Communities Our communities where we operate prosper through job creation, direct financial support, in-kind gifts, employee volunteerism, and civic engagement.

Our Guiding Values. Embedded in our corporate purpose are our seven guiding values that serve as the foundation of our Culture of Excellence and influence how we act in fulfilling our purpose.

2	2022 PROXY STATEMENT

Financial and Operating Performance

2021 Performance Results. Our full year results were impacted by unprecedented supply chain disruptions and raw material cost inflation primarily resulting from two natural disasters that occurred during 2021—Winter Storm Uri and Hurricane Ida. These extreme weather events caused raw material shortages that significantly hindered the Company’s ability to manufacture the products needed to fully meet robust customer demand.

Our dedicated employees responded with determination and demonstrated remarkable resilience in navigating the supply chain challenges experienced during 2021. Through these challenges, we worked tirelessly and creatively to identify and make adjustments throughout our business to reduce the impacts to our customers and improve raw material availability, while continuing to invest in growth initiatives. We more fully describe these efforts in responding to the adverse impacts of the natural disasters in the Compensation Discussion and Analysis (CD&A) section of this Proxy Statement.

Despite the challenges of the past year, consolidated net sales increased 8.6% to a record $19.94 billion in 2021—marking our eleventh consecutive year of growth. Net income and diluted net income per share for the year were $1.86 billion and $6.98, respectively, and we generated net operating cash of $2.24 billion.

The following graphs show our Company’s performance for key financial measures over the past three-year period.

[1]

2021 includes after-tax acquisition-related amortization expense of $223 million and an after-tax loss on the divestiture of the Wattyl business of $89 million. 2020 includes after-tax acquisition-related amortization expense of $230 million. 2019 includes after-tax acquisition-related costs of $300 million, after-tax non-cash trademark impairment charges of $93 million, a tax credit investment loss of $74 million, and after-tax pension settlement expense of $25 million, partially offset by an after-tax Brazil indirect tax credit of $33 million and an after-tax benefit from the resolution of the California litigation of $26 million.

[2]

2021 includes charges of $0.83 per share for acquisition-related amortization expense and a $0.34 per share loss on the divestiture of the Wattyl business. 2020 includes a charge of $0.83 per share for acquisition-related amortization expense. 2019 includes charges of $1.07 per share for acquisition-related costs, $0.33 per share for non-cash trademark impairment charges, a tax credit investment loss of $0.26 per share, and pension settlement expense of $0.09 per share, partially offset by a Brazil indirect tax credit of $0.12 per share and a benefit from the resolution of the California litigation of $0.09 per share.

Returning Significant Value to Shareholders. In 2021, we continued driving significant shareholder value and executing on our disciplined capital allocation strategy. We returned approximately $3.34 billion to our shareholders in the form of dividends and share repurchases, an increase of approximately 14% over the prior year. We also increased our annual dividend to $2.20 per share, extending our string of dividend increases to 43 consecutive years. In February 2022, the Board increased the quarterly cash dividend to $0.60 per share, an increase of approximately 9% over the dividend paid in the same quarter in 2021.

Sherwin-Williams has returned approximately $7.47 billion to shareholders over the three-year period	Total Shareholder Return, including reinvestment of dividends

3

Sustainability and Environmental, Social, and Governance

We believe that, as we seek to inspire and improve the world by coloring and protecting what matters, we have an opportunity and responsibility to contribute to a more sustainable future. We also believe that leadership in sustainability and environmental, social, and governance (ESG) matters will enable us to continue creating and driving value for our stakeholders.

Sustainability Framework. During 2021, we announced a new, integrated framework for our sustainability strategy that includes the following three pillars and focus areas.

Environmental Footprint – Doing Our Part for the Planet. We recognize the global significance of climate change and responsible consumption and production. We are committed to reducing the environmental footprint of our global operations in the near term, while enhancing our longer-term environmental footprint reduction strategy. Throughout the Company, we continue to identify and implement initiatives to assist in reducing our carbon emissions, energy use, and waste and expanding our renewable energy use and recycling methods.

Product Blueprint – Driving Sustainability Through Innovation. Through our Sustainability by Design initiative, we are formalizing our approach to incorporating sustainability attributes, such as life cycle thinking, throughout our innovation and product development processes and enhancing our long-standing commitments to product stewardship, chemicals management, and compliance excellence. Also through this initiative and our continuous improvement culture, we strive to further develop and expand our portfolio of “sustainably advantaged products,” which are products that achieve a level of third-party green chemistry, ecolabel, or similar recognition or can be shown to be more sustainable than what is currently the norm for the industry.

Social Imprint – Elevating a Culture of Safety, Inclusion, and Community. Supporting our people is embedded in our values and the strength of our workforce is critical to the Company’s success.

●  The safety of our employees is a top priority for the Company, and we have a continued focus on enhancing process safety, advancing occupational health, and reducing workplace injuries and safety risks.

●  We are committed to fostering a culture of inclusion where differences are welcomed, appreciated, and celebrated to positively impact our people and business. Our culture and commitment to our people and inclusion, diversity, and equity (ID&E) are important factors in driving employee engagement and attracting, retaining, developing, and progressing a diverse pipeline of talent.

●  We care deeply about the communities in which we live and work—supporting them as a Company, through The Sherwin-Williams Foundation, and by encouraging and providing opportunities for our employees to be engaged and give back to their communities.

Sustainability Governance. Our approach to sustainability and ESG performance is managed within a governance structure that enables broad engagement across the organization, while providing for appropriate oversight throughout the Company. Our Sustainability Council consists of subject matter experts responsible for leading working groups that manage various initiatives, policies, and programs addressing focus areas across our sustainability framework and our governance structure. The Sustainability Steering Committee, composed of members of senior management and other senior leaders, seeks to ensure a holistic approach to developing and overseeing our sustainability and ESG strategies and initiatives and to drive alignment across the organization to address emerging risks and opportunities. Members of the Sustainability Steering Committee provide periodic updates to the full Board and its committees. We provide more information about the Board’s and each committee’s oversight of specific sustainability- and ESG-related risks under the heading “Board and Committee Oversight” in this Proxy Summary and in the Corporate Governance section.

2021 Recognition. We are proud of our achievements and progress on our sustainability and ESG initiatives and honored to be recognized for our efforts during 2021.

● Newsweek® America’s Most Responsible Companies ● Investor’s Business Daily® Best ESG Companies ● MSCI® ESG Rating of “A,” up from “BBB” ● Yahoo! Finance® Best ESG Stocks

●   Forbes® 2021 America’s Best Employers for Diversity, Women, Veterans, and New Graduates

●   Forbes® 2021 Green Growth 50

●   Human Rights Campaign Foundation, 2022 Best Places to Work for LGBTQ+ Equality

4	2022 PROXY STATEMENT

Our Director Nominees

The following table provides summary information about each of our director nominees. Directors are elected annually by a majority of votes cast.

				COMMITTEES

Name and Principal Occupation	Director Since	Independent	AC	CMDC	NCGC	Other Public Company Boards

Kerrii B. Anderson Retired, Former CEO & President, Wendy’s International, Inc.	2019	●		C	●	3

Arthur F. Anton Retired, Former Chairman & CEO, Swagelok Company	2006	●	F			3

Jeff M. Fettig Retired, Former Chairman & CEO, Whirlpool Corporation	2019	●	C,F		●	1

Richard J. Kramer Chairman, CEO & President, The Goodyear Tire & Rubber Company	2012	●	F		C	1

John G. Morikis Chairman & CEO, The Sherwin-Williams Company	2015					1

Christine A. Poon Retired, Former Vice Chairman, Johnson & Johnson	2014	●		●		2

Aaron M. Powell CEO, Pizza Hut Division, Yum! Brands, Inc.	2021	●	F			0

Marta R. Stewart Retired, Former Executive VP & CFO, Norfolk Southern Corporation	2021	●	F			1

Michael H. Thaman Retired, Former Chair & CEO, Owens Corning	2017	●		●		0

Matthew Thornton III Retired, Former Executive VP & COO, FedEx Freight, FedEx Corporation	2014	●	●			1

Steven H. Wunning Retired, Former Group President, Caterpillar Inc.	2015	● L		●	●	2

AC = Audit Committee	C = Committee Chair
CMDC = Compensation and Management Development Committee	F = Financial Expert
NCGC = Nominating and Corporate Governance Committee	L = Lead Independent Director

5

Board Composition

Our Board utilizes a thoughtful approach to board composition to ensure a proper balance between the addition of new directors who bring fresh and diverse perspectives and the stability of the Board as a whole. Our director nominees reflect the Board’s efforts and commitment to achieving diversity, including with respect to age, gender, race, and ethnicity, and the need for periodic refreshment to maintain this commitment. It is the Board’s policy to include, and to request that any search firm it engages include, women and racially or ethnically diverse persons in the pool of candidates from which director nominees are chosen.

Balanced Mix of Skills and Experience

Our director nominees also reflect the Board’s efforts to ensure our directors have the variety of experiences, qualifications, attributes, and skills necessary to make significant contributions to the Board, Sherwin-Williams, and our shareholders. Our Board believes this mix contributes to a well-balanced Board and enables the Board to provide effective oversight of our management and business. These experiences, qualifications, attributes, and skills are reviewed regularly in considering the composition of the full Board and each director nominee.

6	2022 PROXY STATEMENT

Corporate Governance

The Board and management have recognized for many years the importance of sound corporate governance practices in fulfilling their respective duties and responsibilities. We also believe effective corporate governance is essential for maximizing long-term value for our shareholders.

Our Board and Committees

Under our Corporate Governance Guidelines, each director is expected to attend, absent unusual circumstances, all meetings of the Board and each committee on which he or she serves. Each director is also expected to attend, absent unusual circumstances, all annual and special meetings of shareholders.

	Members	Independence	Meetings Held During 2021

Board of Directors	11	10 of 11	6

Audit Committee	6	100%	5

Compensation and Management Development Committee	4	100%	4

Nominating and Corporate Governance Committee	4	100%	4

Each of our directors attended at least 75% of the 2021 Board and committee meetings that occurred while he or she served as a member.

Sound Corporate Governance Practices

Our corporate governance practices are designed to enable the Board to set objectives and monitor performance and to strengthen the accountability of the Board and management. We actively monitor our corporate governance practices to ensure we continue to manage our business in accordance with high standards of ethics, business integrity, and corporate governance. The following table highlights some of our corporate governance practices and policies.

●   Annual election of all directors

●   Majority voting standard and resignation policy for directors in uncontested elections

●   Director overboarding policy

●   Proxy access rights available to 3 year, 3% shareholders, for up to 20% of the Board

●   10 of 11 director nominees are independent

●   Robust independent lead director role and governance responsibilities

●   Board committees are entirely composed of independent directors

●   Board oversight of risk management

●   Board and committee oversight of key sustainability and ESG policies and strategies

●   Mandatory retirement age of 72 for directors

●   Orientation program for new directors

●   Annual board and committee self-assessments

●   Executive sessions of independent directors are held with each regularly scheduled board meeting

●   Directors have complete access to management

●   Prohibition on hedging and pledging of our securities

●   Significant director and executive stock ownership guidelines

●   Policy to include women and racially or ethnically diverse persons in the pool of candidates from which director nominees are chosen

●   Director matrix that includes consideration of self-identified diversity characteristics, such as gender, race, and ethnicity

7

Board and Committee Oversight

While management is responsible for assessing and managing our exposure to various risks, the Board has responsibility for the oversight of risk management. Each Board committee reviews specific risk areas to assist the Board with its overall risk oversight responsibility. The following table highlights select areas of Board and committee oversight.

	Audit Committee	Compensation Committee	Nominating Committee	Full Board of Directors

Enterprise Risk Management	●			●

Cybersecurity	●			●

Financial	●			●

COVID-19 Response	●	●		●

Compensation Policies and Practices		●		●

Management Development and Succession		●		●

Attraction, Retention, and Development of Talent		●		●

Inclusion, Diversity, and Equity		●		●

Board Succession			●	●

Corporate Governance			●	●

Environmental (including the impacts of climate change)			●	●

Product Stewardship			●	●

Health and Safety			●	●

Sustainability			●	●

Corporate Social Responsibility			●	●

Public Policy and Political Engagement				●

8	2022 PROXY STATEMENT

Executive Compensation

Our Compensation Objectives

We design and manage our Company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results and creating value for our shareholders on a consistent, long-term basis. We believe it is important that our compensation programs: (a) be competitive; (b) maintain a performance- and achievement-oriented culture; and (c) align the interests of our executives with those of our shareholders.

Our Compensation Mix

A significant percentage of our executives’ compensation opportunity is variable, at-risk, and tied to Company or business unit performance, including stock price appreciation. For 2021, 90% of total direct compensation (base salary, annual incentive, and long-term incentive) for our Chief Executive Officer (CEO) and an average of 79% for our other named executives was at-risk and tied to performance.

Our Responsible Compensation Practices

Our compensation programs, practices, and policies demonstrate our commitment to responsible pay and governance principles. The following table highlights some of the more significant best practices we have adopted, and the practices we have avoided, to maintain our commitment.

●   Annual say-on-pay vote

●   Independent Compensation Committee

●   Independent compensation consultant

●   Peer group benchmarking to median pay

●   Emphasis on performance-based pay

●   Responsibly administered incentive compensation programs

●   Balanced compensation structure

●   Diversified performance metrics tied to financial and operating performance

●   Significant stock ownership guidelines for our directors and executives

●   Clawback and recapture policy

●   No excessive or unnecessary risk-taking in compensation policies

●   No excessive perquisites

●   No payment of dividend equivalents on unvested restricted stock units

●   Double-trigger vesting of long-term equity incentive awards upon change in control

●   No repricing or replacing of underwater stock options without shareholder approval

●   No above-market earnings on deferred compensation

●   No employment agreements with named executives

9

Corporate Governance

Board Leadership Structure

Combined Chairman and Chief Executive Officer Role

Our Corporate Governance Guidelines provide that the same person should hold the positions of Chairman of the Board (Chairman) and CEO, except in unusual circumstances such as during a period of transition in the office of the CEO. The Board believes this structure provides the most efficient and effective leadership model for the Company and clear insight and direction of business strategies and plans to both the Board and management. The Board also believes we can most effectively execute our business strategies and plans if our Chairman is a member of our management team, providing unified leadership and focus.

Lead Director

Under our Corporate Governance Guidelines, if the Chairman is not an independent director, the independent directors of the Board, considering the recommendation of the Nominating and Corporate Governance Committee, annually will elect an independent director who has served as a member of the Board for at least one year to serve as Lead Director. Although annually elected, the Lead Director is generally expected to serve for more than one year. Steven H. Wunning currently serves as the Company’s Lead Director and has held this position since 2019. The Board believes a Lead Director improves the Board’s overall performance by enhancing the efficiency of the Board’s oversight and governance responsibilities and by supporting the relationship between the Chairman and CEO and the independent directors.

The Lead Director has a significant role, with robust governance responsibilities that were recently enhanced and are clearly described in our Corporate Governance Guidelines. These responsibilities are as follows:

•	Chair meetings of the Board at which the Chairman is not present.

•	Chair executive sessions of the independent directors. Meet separately with the Chairman after executive sessions to review the matters discussed during the executive sessions.

•	Authority to call meetings of the independent directors.

•	Review with the Chairman and approve the schedule for meetings of the independent directors and set the agenda for such meetings.

•

Facilitate communications and serve as the principal liaison on Board-related issues between the Chairman and the independent directors. Each director, however, is free to communicate directly with the Chairman.

•	Review with the Chairman and approve the schedule for meetings of the Board to help assure that there is sufficient time allocated for discussion of all agenda items.

•	Suggest to the Chairman agenda items for meetings of the Board and approve the agenda, as well as the substance and timeliness of information sent to the Board.

•	Authorize the retention of independent legal advisors, or other independent consultants and advisors, as necessary, who report directly to the Board on Board-related issues.

•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication.

•	Act as a resource for, and counsel to, the Chairman.

Other Leadership Components

Our strong leadership structure ensures the Board effectively carries out its responsibility to oversee management, and the Board has full access to our management team at all times. We also believe this leadership structure, with Mr. Morikis serving as Chairman and CEO, enhances the Board’s effectiveness in fulfilling its risk oversight responsibility due to his extensive knowledge of our operations and the paint and coatings industry.

All Board committees are entirely composed of independent directors and assist the Board with its overall oversight responsibility. In addition, the Board, the Lead Director, and any committee may retain independent legal, financial, compensation, or other consultants and advisors to advise and assist the Board or committee in discharging their responsibilities.

10	2022 PROXY STATEMENT

Board Meetings

2021 Board Meetings

The Board held six meetings during 2021. Each incumbent director attended at least 75% of the Board and committee meetings that occurred while he or she served as a member. Under our Corporate Governance Guidelines, each director is expected to attend, absent unusual circumstances, all meetings of shareholders. All current directors serving at the time of the 2021 annual meeting attended the 2021 annual meeting.

Executive Sessions of Non-Management Directors

The independent, non-management members of the Board meet in executive session following every regularly scheduled Board meeting. Additional executive sessions may be scheduled by the Lead Director or the independent directors, as appropriate. The Lead Director chairs these sessions.

Board Committees

The Board has established three committees: the Audit Committee, the Compensation and Management Development Committee (the Compensation Committee), and the Nominating and Corporate Governance Committee (the Nominating Committee). Each committee has adopted a written charter describing the committee’s purpose and responsibilities. Each committee reviews and evaluates the adequacy of its charter at least annually.

Committee Membership

The following table sets forth the current membership and Chair of each committee of the Board.

Name	Audit Committee	Compensation Committee	Nominating Committee

Kerrii B. Anderson		Chair	✓

Arthur F. Anton	✓

Jeff M. Fettig	Chair		✓

Richard J. Kramer	✓		Chair

Christine A. Poon		✓

Aaron M. Powell	✓

Marta R. Stewart	✓

Michael H. Thaman		✓

Matthew Thornton III	✓

Steven H. Wunning		✓	✓

Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	the integrity of the Company’s financial statements and effectiveness of our internal control over financial reporting;

•	the independence, qualifications, and performance of the independent registered public accounting firm;

•	the performance of the Company’s internal audit function;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s risk exposures relating to cybersecurity; and

•	other matters as may from time to time be specifically delegated to the Audit Committee by the Board.

The Audit Committee met five times during 2021 and made regular reports to the Board. Each member of the Audit Committee is independent under applicable SEC rules, New York Stock Exchange (NYSE) listing standards, and our Director Independence Standards. The Board has determined that each member of the Audit Committee is financially literate and Ms. Stewart and Messrs. Anton, Fettig, Kramer, and Powell are “audit committee financial experts,” as such term is defined under SEC rules.

11

Compensation and Management Development Committee

The purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	compensation for our independent directors and management, which includes our executive officers and operating management;

•	the Company’s management development and succession planning process;

•	the Company’s key policies and strategies regarding the attraction, retention, and development of talent, including ID&E initiatives; and

•	other matters as may from time to time be specifically delegated to the Compensation Committee by the Board.

The Compensation Committee met four times during 2021 and made regular reports to the Board. Each member of the Compensation Committee meets the independence requirements under applicable SEC rules, NYSE listing standards, and our Director Independence Standards.

Process for Determining Director and Executive Compensation.    The Compensation Committee annually reviews and approves the form and amount of compensation for our independent directors and management, which includes our executive officers and operating management, and reports to the Board on all such compensation matters. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees and executive officers. The Compensation Committee relies upon several members of management and their teams, as well as an independent compensation consultant, for assistance in performing its duties.

The Compensation Committee has directly engaged Compensation Advisory Partners as its outside compensation consultant reporting directly to the Compensation Committee. The Compensation Committee evaluated the independence of Compensation Advisory Partners, taking into account all factors relevant to its independence from management under applicable SEC rules and NYSE listing standards. Based upon that evaluation, the Compensation Committee determined Compensation Advisory Partners is independent. The Compensation Committee also conducted an assessment to evaluate whether the work performed by Compensation Advisory Partners raises a conflict of interest. Based upon that assessment, the Compensation Committee determined that no conflict of interest exists. Compensation Advisory Partners did not provide any services to Sherwin-Williams during 2021 other than those matters for which it was engaged by the Compensation Committee.

Role of the Compensation Consultant.    The compensation consultant performs services for the Compensation Committee relating to director and executive compensation, including the following:

•	attends Compensation Committee meetings to present and offer independent recommendations, insights, and perspectives on compensation matters;

•	assesses the appropriateness of our peer group used for compensation decisions;

•	assesses how our executive compensation program aligns with pay for performance;

•	reviews compensation levels for executives and non-management directors relative to our peer group and published survey data, and recommends compensation pay levels;

•	reviews targeted pay levels and the mix of principal compensation components;

•	prepares CEO pay recommendations;

•	advises on annual and long-term incentive design and plan structure, performance goals, award opportunities, and vesting conditions;

•	conducts an annual risk assessment of our compensation programs to guard against excessive risk-taking; and

•	provides information on current executive compensation trends and new developments.

The Compensation Committee meets multiple times throughout the year with the compensation consultant in executive session without management present.

Role of Management.    Several members of management participate in the Compensation Committee’s executive compensation process. The Compensation Committee relies upon our Senior Vice President – Human Resources (SVP – HR) and his team for input related to director and executive compensation matters. With regard to executive compensation, management plays a more active role in the compensation process and makes recommendations with respect to:

•	the development of compensation plans and programs, and changes to existing plans and programs;

•	the evaluation of executive performance;

•	salary increases;

•	the alignment of incentive compensation plans and programs with our business goals and strategies;

12	2022 PROXY STATEMENT

•	the performance goals (and weightings) for annual cash incentive compensation;

•	the financial performance goals for equity grants and the results attained; and

•	the number of stock options and restricted stock units granted.

Prior to providing recommendations to the Compensation Committee at its meetings, our SVP – HR will meet with our CEO to review the recommendations, except those concerning our CEO’s compensation. Our CEO and SVP – HR also meet with the Compensation Committee Chair and the compensation consultant prior to meetings to review the agenda for the meetings and the compensation recommendations. Our CEO and SVP – HR generally attend all Compensation Committee meetings, with our SVP – HR serving as secretary for the meetings. Our CEO does not have the ability to call Compensation Committee meetings, and he is excused from the part of the meeting during which the Compensation Committee discusses his annual performance evaluation and compensation.

Nominating and Corporate Governance Committee

The purpose of the Nominating Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	the identification of individuals qualified to become members of the Board;

•	the composition of the Board and its committees;

•	our Corporate Governance Guidelines and practices;

•	the annual evaluation of the performance of the Board;

•	the Company’s key environmental (including the impacts of climate change), product stewardship, health and safety, sustainability, and corporate social responsibility policies and strategies; and

•	other matters as may from time to time be specifically delegated to the Nominating Committee by the Board.

The Nominating Committee met four times in 2021 and made regular reports to the Board. Each member of the Nominating Committee is independent under NYSE listing standards and our Director Independence Standards.

Director Identification and Evaluation.    The Nominating Committee seeks a diverse group of candidates who possess the appropriate experiences, qualifications, attributes, and skills to make a significant contribution to the Board, our Company, and our shareholders. From time to time, the Nominating Committee receives input from senior management and other members of the Board to identify and evaluate potential director candidates. The Nominating Committee may also employ a professional search firm (for which it would be paid a fee) to assist the Nominating Committee in identifying potential members of the Board. When identifying candidates for Board membership, the Nominating Committee will include, and will request that any search firm it engages include, a diverse pool of qualified candidates, including women and racially or ethnically diverse persons, from which director nominees are chosen.

The Nominating Committee does not have specific minimum qualifications that a candidate must meet to be eligible for election to the Board. Instead, each candidate is evaluated in the context of the Board as a whole, with the objective that the Board can best perpetuate our Company’s success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ diversity of experiences, qualifications, attributes, and skills, including directors’ self-identified diversity characteristics, such as gender, race, ethnicity, religion, national origin, sexual orientation, disability, military service, or other socio-economic or demographic characteristics. Each candidate shall have the highest personal and professional character and integrity and shall have demonstrated exceptional ability and judgment in their respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

In evaluating candidates, the Nominating Committee will make a preliminary review of a prospective candidate’s background, career experience, and qualifications based on available information. If the Nominating Committee determines that a particular candidate likely would contribute positively to the Board’s mix of skills and experiences, the Nominating Committee will conduct interviews with the candidate and may invite other directors or members of management to interview the candidate to assess the candidate’s overall qualifications. The Nominating Committee will consider the candidate in the context of the Board’s then-current composition and the needs of the Board and its committees and make a recommendation to the Board as to whether the candidate should be nominated for election. This procedure is the same for all candidates, including director candidates identified by shareholders.

Marta R. Stewart, who was appointed to the Board in August 2021 and is standing for election for the first time at this year’s Annual Meeting, was initially identified as a director candidate by an outside search firm. The Nominating Committee provided the search firm with guidance as to the skills, experiences, and qualifications sought by the Nominating Committee in potential candidates, and the search firm identified candidates for the Nominating Committee’s consideration. After evaluating Ms. Stewart in the manner described above, considering the composition of the Board (including its gender, racial, and ethnic diversity mix, as further described in this section), and considering input from our other independent directors and our CEO, the Nominating Committee identified Ms. Stewart as a director candidate and recommended that she be elected to the Board.

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Diversity of Directors and Director Nominees.    In considering the composition of the Board, the Nominating Committee seeks to strike a proper balance between the addition of new directors who bring fresh and diverse perspectives and the stability of the Board as a whole. To maintain this commitment to a well-balanced, diverse Board, the Nominating Committee utilizes a director matrix consisting of a diverse set of experiences, qualifications, attributes, and skills, including self-identified diversity characteristics, such as gender, race, and ethnicity. This matrix is set forth under the heading “Director Matrix and Composition” in the Proposal 1 — Election of 11 Directors section. The Nominating Committee utilizes the matrix when identifying, considering, and recommending director nominees, as well as potential director candidates as part of its process of identifying individuals qualified to become Board members. The Nominating Committee also regularly uses the matrix in reviewing the experiences, qualifications, attributes, and skills of current directors.

It is also the Board’s policy to include, and to request that any search firm it engages include, women and racially or ethnically diverse persons in the pool of candidates from which director nominees are chosen. In assessing its overall effectiveness in recommending a diverse group of director nominees, the Nominating Committee periodically evaluates the composition of the full Board (including its gender, racial, and ethnic diversity mix) utilizing reviews against the matrix, as well as its committee self-assessments.

Consideration of Candidates Recommended by Shareholders.    The Nominating Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Nominating Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Recommendations must include the following information:

•	the name and address of the shareholder;

•	the class and number of shares of common stock owned by the shareholder;

•

a description of all arrangements or understandings between or among any of (a) the shareholder, (b) each candidate, and (c) any other person or persons pursuant to which the recommendation is being made;

•	the candidate’s full name, address, and telephone number;

•	a statement of the candidate’s qualifications and experiences, and any other relevant qualities;

•	the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the candidate as a director;

•

a statement, signed by both the shareholder and the candidate, (a) affirming that the shareholder and the candidate currently do not have, and in the prior three years have not had, directly or indirectly, any business, professional, or other relationship with each other, and the shareholder and the candidate do not have any agreement, arrangement, or understanding with each other with respect to the candidate’s proposed service as a director, or (b) if either of the foregoing statements is incorrect in any manner, describing in detail the relationship, agreement, arrangement, or understanding;

•

the candidate’s resume, a list of other boards of directors of public companies on which the candidate currently serves or has served in the past five years, educational information, and at least three references; and

•

a written statement signed by the candidate agreeing that if they are nominated by the Board, they will (a) be a nominee for election to the Board, (b) provide all information necessary to be included in Sherwin-Williams’ proxy statement under applicable SEC or NYSE rules, and (c) serve as a director if they are elected by shareholders.

You may find a complete description of these requirements on our Investor Relations website, investors.sherwin-williams.com. Shareholders may submit recommendations, along with proof of shareholder status, in writing to: Chair, Nominating and Corporate Governance Committee, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, Cleveland, Ohio 44115.

Ability of Shareholders to Nominate Directors via Proxy Access.    Our Regulations provide a “proxy access” right to permit any shareholder, or group of up to 20 shareholders collectively, owning 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to 20% of the total number of directors on the Board, rounding down to the nearest whole number, in accordance with the requirements set forth in our Regulations. Under our Regulations, requests to include shareholder-nominated candidates for director in our proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our proxy statement for the previous year’s annual meeting of shareholders. You may find a complete description of the requirements for nominating a director utilizing proxy access in our Regulations.

14	2022 PROXY STATEMENT

Board and Committee Oversight

The members of the Board serve as representatives for, and are accountable to, the Company’s shareholders. We believe effective Board oversight is critical to the long-term success of the Company and maximizing value for our shareholders.

While the Company’s business and day-to-day affairs are conducted by management and their teams under the direction of the CEO, the Board has oversight responsibility of management. In performing its oversight function, the Board is entitled to rely upon advice, reports, and opinions of management, counsel, independent auditors, and expert advisors.

Risk Management.    Overseeing the assessment and management of the Company’s exposure to various risks is a key oversight responsibility for the Board, and each Board committee reviews specific risk areas to assist with this responsibility. We have an enterprise risk management process to identify, assess, and manage the most significant risks facing us, including financial, operational, litigation, compliance, reputational, cybersecurity, and ESG risks. Management reviews significant risks with the Board throughout the year, as necessary and appropriate, and conducts a formal review of the most significant risks with the Board at least once per year.

Management Succession Planning.    In light of the importance of management development and succession planning to Sherwin-Williams’ success, the Board’s key oversight responsibilities include the selection and evaluation of our CEO, the election or appointment of other senior management, and the review of management succession planning, including for our CEO. Succession planning is reviewed by the Board at least once per year and may be reviewed more frequently as the Board deems appropriate.

Public Policy and Engagement.    Our Government Affairs team facilitates the Company’s global participation in the public policy-making process, including with respect to issues that affect our employees, customers, and business operations and objectives and the paint and coatings industry in general. This team is led by our Senior Vice President, General Counsel and Secretary, who provides regular reports to the Board regarding the Company’s key public policy activities, advocacy, and engagement efforts.

Other Key Areas of Oversight.    The Board’s oversight responsibility also includes overseeing:

•	long-term strategic plans and initiatives, and significant corporate actions;

•	performance against broad financial objectives, major strategies, and plans;

•	processes, procedures, and controls for maintaining the integrity and clarity of financial statements and reporting; and

•	processes and procedures relating to compliance with applicable laws and ethical business conduct.

 Key Areas of Oversight

•  Enterprise risk management process

•  Cybersecurity, including reviewing the state of cybersecurity, emerging developments and threats, and monitoring and mitigation efforts

•  Financial risks, including the integrity of financial statements and effectiveness of internal control over financial reporting

•  Performance of the internal audit function

•  Compliance with legal and regulatory requirements, and proper business conduct and practices

   Key Areas of Oversight

  •  Director and executive compensation

  •  Management development and succession planning

  •  Key policies and strategies regarding the attraction, retention, and development of talent, including ID&E initiatives

   Key Areas of Oversight

  •  Corporate governance

  •  Board and committee composition

  •  Director recruitment

  •  Related person transactions

  •  Key environmental (including climate change), product stewardship, health and safety, sustainability, and corporate social responsibility policies and strategies

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Corporate Governance Practices and Policies

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company. The Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices and policies.

Code of Conduct

Our Code of Conduct applies to all directors, officers, and employees of Sherwin-Williams and our subsidiaries, wherever located. It contains the general guidelines and principles for conducting Sherwin-Williams’ business, consistent with the highest standards of business ethics. Our Code of Conduct also embodies our seven guiding values, which form the foundation of our Company: Integrity, People, Service, Quality, Performance, Innovation, and Growth. We encourage our directors, officers, and employees to report all violations of Company policies and applicable law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and take appropriate action. Under no circumstances will directors, officers, or employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code of Conduct or applicable law, or for cooperating in any investigation of a possible violation.

In addition to the ethical obligations set forth in the Code of Conduct, under our Code of Ethics for Senior Financial Management, our CEO, Chief Financial Officer, and senior financial management are required to adhere to the highest standards of honesty, integrity, objectivity, and independence, and comply with all applicable laws, governmental regulations, Company policies, rules and regulations, ethical requirements, and professional standards. They also are responsible for creating and maintaining a culture of high ethical standards and commitment to compliance throughout our Company to ensure the fair and timely reporting of Sherwin-Williams’ financial results and condition. Senior financial management includes our controller, treasurer, principal financial/accounting personnel in our operating groups and divisions, and all other financial/accounting personnel with staff supervision responsibilities in our corporate departments and operating groups and divisions.

Certain Relationships and Transactions with Related Persons

Review, Approval, and Ratification of Related Person Transactions.    As part of our Code of Conduct, directors, officers, and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.

The Board recognizes that some transactions, arrangements, and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which Sherwin-Williams (including any of its subsidiaries) was during the last fiscal year, is, or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has, or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity):

•	our directors, director nominees, or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Nominating Committee is responsible for reviewing, approving, and overseeing these transactions.

In response to an annual questionnaire, directors, director nominees, and executive officers are required to submit to the Corporate Secretary a description of any ongoing or proposed transactions. Directors and executive officers are expected to provide updates to the list of transactions during the year and submit any newly proposed transactions for review by the Nominating Committee. We will provide any similar information available with respect to any known ongoing or proposed transactions with beneficial owners of 5% or more of our voting securities. At each calendar year’s first regularly scheduled Nominating Committee meeting, management will provide information regarding ongoing transactions and those proposed to be entered into by Sherwin-Williams for that calendar year.

16	2022 PROXY STATEMENT

If management becomes aware of any transactions subsequent to that meeting, such transactions will be presented for approval at the next meeting or, in certain circumstances where it is not reasonable or practicable to wait until the next meeting, to the Chair of the Nominating Committee (who possesses delegated authority to act between meetings) subject to ratification by the Nominating Committee at its next meeting. In the event management becomes aware of any transaction that was not previously approved under the policy, management will present the transaction to the Nominating Committee as promptly as practicable for its action, which may include termination, amendment, or ratification of the transaction.

The Nominating Committee (or the Chair) will prohibit a transaction if it is determined to be inconsistent with the interests of Sherwin-Williams and its shareholders and will approve only those transactions that are in, or are not inconsistent with, the interests of Sherwin-Williams and its shareholders, as determined in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

2021 Related Person Transaction.    Peter J. Ippolito serves as President and General Manager, Industrial Wood Division, Performance Coatings Group. Mr. Ippolito’s brother-in-law, Brian H. Schumann, is employed by Sherwin-Williams as a District Manager in The Americas Group. Mr. Schumann’s total compensation for 2021, consisting of salary, annual incentive compensation, an equity grant, and retirement benefits, was $254,521. His compensation is consistent with our compensation practices based upon his position, responsibility, experience, tenure, and performance. This related person transaction was reviewed and approved in accordance with our policy, as described above.

Director Independence

The Board has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, and such other criteria as the Board may determine from time to time. Our Director Independence Standards also include additional independence requirements for members of the Audit Committee and Compensation Committee.

During the Board’s annual review of director independence, the Board considers transactions, relationships, and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board also considers transactions, relationships, and arrangements between each director or an immediate family member of the director and our senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•

if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent of such other company’s annual consolidated gross revenues, whichever is greater;

•

if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total consolidated assets;

•

if the director, or an immediate family member of the director, serves as an officer, director, or trustee of a foundation, university, charitable, or other not-for-profit organization, and Sherwin-Williams’ or The Sherwin-Williams Foundation’s discretionary charitable contributions (excluding matching contributions by the Foundation) to the organization, in the aggregate, are less than $500,000 or five percent, whichever is greater, of that organization’s last publicly available annual consolidated gross revenues;

•	if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor;

•

if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal, or religious organization or club as another Sherwin-Williams director or executive officer; or

•

if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except for compensation committee interlocks).

Early this year, the Board performed its annual independence review. As a result of this review, the Board determined that 10 of our 11 current directors and 10 of our 11 director nominees are independent. All members of the Audit Committee, Compensation Committee, and Nominating Committee are independent. The Board determined that Mses. Anderson,

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Poon, and Stewart and Messrs. Anton, Fettig, Kramer, Powell, Thaman, Thornton, and Wunning meet these standards and are independent and, in addition, satisfy the independence requirements of the NYSE. The Board also previously determined that Susan J. Kropf, who served as a director until her retirement in April 2021, met these standards and was independent and satisfied the independence requirements of the NYSE. Mr. Morikis is not considered to be independent because of his employment with Sherwin-Williams.

Annual Board Self-Assessments

The Board and each committee complete an annual self-assessment to assist in determining whether the Board and its committees are functioning effectively. The Nominating Committee oversees this process.

Our Board and committee self-assessments address the following topics:

•	Board and committee efficiency and overall effectiveness;

•	Board and committee structure, size, and composition;

•	Board and committee dynamics and culture;

•	Board leadership structure;

•	meeting agendas, format, frequency, and time allocated;

•	the quality of Board and committee discussions;

•	the quality and scope of meeting materials and management presentations;

•	directors’ access to our CEO and other members of management; and

•

the sufficiency of information regarding, and time spent discussing, various topics, including long-term and strategic objectives, operating plans and budgets, competitive factors and trends, acquisition and divestiture activities, management development and succession planning, shareholder perspectives, and key ESG policies and strategies.

Director Overboarding Policy

As provided in our Corporate Governance Guidelines, the Board has established an overboarding policy to help ensure a director’s service on other public company boards does not impair the director’s ability to effectively serve on our Board. To that end, the Board believes that directors who are executive officers of public companies should not serve on more than two public company boards (inclusive of our Board) and that all other Board members should not serve on more than four public company boards (inclusive of our Board).

18	2022 PROXY STATEMENT

Stock Ownership Guidelines

The Board has established minimum share ownership requirements for our directors and executives to encourage meaningful stock ownership in Sherwin-Williams and ensure their interests are aligned with the interests of our shareholders. The Compensation Committee reviews shareholdings on an annual basis to determine whether our directors and executives are meeting these requirements.

Each non-management director is required to acquire shares of Sherwin-Williams common stock equal in value to a minimum of seven times the annual Board cash retainer. For purposes of obtaining this requirement, time-based restricted stock units (RSUs) held by directors pursuant to our 2006 Stock Plan for Nonemployee Directors and equivalent shares of common stock held by directors pursuant to our Director Deferred Fee Plan are considered shares of common stock owned by such directors. Each director also is required to hold all shares of common stock received upon the vesting of RSUs until the minimum share ownership requirement is met.

Each executive is required to acquire, within five years of serving in such capacity, shares of Sherwin-Williams common stock equal in value to a multiple of their base salary. Minimum share ownership requirements are six times for our CEO, four times for our Chief Operating Officer (COO), and three times for all other executives. For purposes of meeting this requirement, each equivalent share of stock held under our benefit plans and each RSU is considered a share of stock. Stock options and performance-based restricted stock units (PRSUs) are not considered for purposes of meeting the minimum share ownership requirement.

At December 31, 2021, all executives and non-management directors had either met the guidelines or are expected to meet the guidelines within the prescribed time frame or in accordance with the requirements.

Majority Voting for Directors

As provided in our Amended and Restated Articles of Incorporation, for an individual to be elected to the Board in an uncontested election of directors, the number of votes cast in favor of the individual’s election must exceed the number of votes cast against the individual’s election.

Any incumbent nominee for director in an uncontested election who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation to the Board under our Corporate Governance Guidelines. The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the vote result.

In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting the resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation, or governing document, and whether accepting the resignation is in the best interest of Sherwin-Williams and our shareholders. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors the Board believes to be relevant. We will promptly publicly disclose the Board’s decision and process in a report filed with or furnished to the SEC.

Anti-Hedging and Anti-Pledging Policy

Directors and all employees, including our executive officers, are prohibited from engaging in hedging transactions with respect to Sherwin-Williams securities. “Hedging transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Because hedging transactions might permit a director or employee, including our executive officers, to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging transactions are prohibited.

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We also prohibit our directors, executive officers, and certain of our other employees that are subject to the preclearance procedures of our Insider Trading Policy from holding Sherwin-Williams securities in margin accounts or otherwise pledging our securities for a loan. Additionally, we prohibit our directors and employees, including our executive officers, from engaging in short sales of our securities and purchasing and selling put options, call options, or other such derivative securities relating to our securities.

Clawback and Recapture Policy

The Board has adopted a policy regarding the adjustment and recapture of compensation paid or payable to executives and key employees. Under this clawback and recapture policy, employees who participate in our 2007 Executive Annual Performance Bonus Plan are required to reimburse Sherwin-Williams for any award paid under this plan in the event:

•

the award was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with any financial reporting requirement under federal securities laws;

•	the Board determines the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	a lower amount would have been paid to the employee based upon the restated financial results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results.

In addition, (a) all outstanding stock awards will be canceled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in the conduct described above.

Complaint Procedures for Accounting, Auditing, and Financial-Related Matters

The Audit Committee has established procedures for receiving, retaining, and treating complaints from any source regarding accounting, internal accounting controls, and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described below under the heading “How You May Communicate with Directors.” Employees may report such complaints by following the procedures outlined in our Code of Conduct. We do not permit any disciplinary or retaliatory action against any person who, in good faith, submits a complaint or concern under these procedures.

How You May Communicate with Directors

The Board has adopted a process by which shareholders and all other interested parties may communicate with the Lead Director, the Chairs of any of the committees of the Board, or the non-management directors as a group. You may send communications by regular mail to the attention of the: Lead Director; Chair, Audit Committee; Chair, Compensation and Management Development Committee; Chair, Nominating and Corporate Governance Committee; or, if to the non-management directors as a group, Non-Management Directors; each, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, Cleveland, Ohio 44115.

Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will relay all appropriate and applicable communications received, or a summary of such communications, to the appropriate director or directors.

Availability of Corporate Governance Materials

You may access all committee charters and our Corporate Governance Guidelines, Director Independence Standards, Code of Conduct, and other governance materials on our Investor Relations website, investors.sherwin-williams.com.

20	2022 PROXY STATEMENT

Proposal 1 — Election of 11 Directors

Our Board currently has 11 members. Based upon the recommendation of the Nominating Committee, our Board has nominated all of the 11 current directors for election at the 2022 Annual Meeting to hold office until the next annual meeting and until their successors are elected or until their earlier resignation, removal from office, or death.

All of our director nominees were elected by our shareholders at the 2021 annual meeting, except for Ms. Stewart, who was elected as a director by unanimous action of the Board in August 2021. The Board has determined that all of the director nominees are independent, except for Mr. Morikis, who is not considered independent due to his position as our Chairman and CEO. There are no family relationships among any of the directors, director nominees, and executive officers.

Each nominee has agreed to serve, if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees and the size of the Board. In this event, the proxy holders may vote, in their discretion, for any substitute nominee proposed by the Board.

We have presented below biographical information regarding each nominee. This biographical information is supplemented by additional information regarding the particular experiences, qualifications, attributes, and skills that led the Board to conclude each nominee should serve on the Board. This additional information is set forth under the heading “Director Matrix and Composition.”

The Board of Directors unanimously recommends that

you vote “FOR” the election of each of the nominees.

Director Biographies

Retired, Former Chief Executive Officer and President, Wendy’s International, Inc. Director since: 2019 Age: 64 Committees: Compensation Committee (Chair) Nominating Committee

Kerrii B. Anderson

Ms. Anderson served as Chief Executive Officer and President of Wendy’s International, Inc. (restaurant operating and franchising company n/k/a The Wendy’s Company) from November 2006 until September 2008 when Wendy’s merged with a subsidiary of Triarc Companies, Inc. to form Wendy’s/Arby’s Group, Inc. Ms. Anderson joined Wendy’s in September 2000, serving as Interim Chief Executive Officer and President from April 2006 to November 2006, and Executive Vice President and Chief Financial Officer from September 2000 to April 2006. Prior to joining Wendy’s, Ms. Anderson served as Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. (n/k/a M/I Homes, Inc.) from September 1987 to September 2000. Ms. Anderson has been a private investor and board advisor since 2008. Ms. Anderson is a director of Laboratory Corporation of America Holdings (NYSE: LH), Worthington Industries, Inc. (NYSE: WOR), and Abercrombie & Fitch Co. (NYSE: ANF).

Qualifications:    Ms. Anderson has a strong record of leadership in operations, strategy, finance, and talent management as a result of her experience serving as Chief Executive Officer and President and Chief Financial Officer of Wendy’s. Ms. Anderson also has significant expertise in the areas of accounting and financial reporting, corporate finance, corporate governance, and executive compensation through her service on other large public company boards. This breadth of experience enables Ms. Anderson to advise our Board on a variety of matters relevant to Sherwin-Williams’ global operations and business strategy.

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Retired, Former Chairman and Chief Executive Officer, Swagelok Company Director since: 2006 Age: 64 Committees: Audit Committee

Arthur F. Anton

Mr. Anton served as Chairman and Chief Executive Officer of Swagelok Company (manufacturer and provider of fluid system products and services) until his retirement in December 2019. Mr. Anton assumed the role of Chief Executive Officer in January 2004 and Chairman in October 2017. Mr. Anton joined Swagelok as Chief Financial Officer in August 1998 and held various other senior leadership positions during his tenure, including President from January 2001 to October 2017, Chief Operating Officer from January 2001 to January 2004, and Executive Vice President from July 2000 to January 2001. Mr. Anton is a director of Diebold Nixdorf, Incorporated (NYSE: DBD), non-executive Chairman of SunCoke Energy, Inc. (NYSE: SXC), and Lead Director of Olympic Steel, Inc. (Nasdaq: ZEUS). He is also Chair and a director of University Hospitals Health System, Inc. and a member of the Advisory Board of Union Home Mortgage Corp. Mr. Anton is a former director of Forest City Realty Trust, Inc.

Qualifications:    Mr. Anton brings significant domestic and international manufacturing and distribution experience to the Board. Mr. Anton gained significant financial expertise and experience in a manufacturing and distribution setting through serving on the audit committee of various other public company boards, as a former partner of Ernst & Young LLP and as the former Chief Financial Officer of Swagelok. This breadth of knowledge and experience provide him with a unique perspective on Sherwin-Williams’ business and operations.

Retired, Former Chairman of the Board and Chief Executive Officer, Whirlpool Corporation Director since: 2019 Age: 65 Committees: Audit Committee (Chair) Nominating Committee

Jeff M. Fettig

Mr. Fettig served as Executive Chairman of the Board of Whirlpool Corporation (world’s leading major home appliance company) from October 2017 until his retirement in December 2018. Mr. Fettig served as Chairman of the Board and Chief Executive Officer of Whirlpool from July 2004 to October 2017. Mr. Fettig joined Whirlpool in June 1981 and held numerous leadership positions of increasing responsibility, including President and Chief Operating Officer from June 1999 to July 2004, and Executive Vice President, Whirlpool and President, Whirlpool Europe and Asia from 1994 to June 1999. Mr. Fettig is a director of Dow Inc. (NYSE: DOW) and a director of Kohler Company. Mr. Fettig also serves as a director of the Indiana University Foundation. Mr. Fettig is a former director of DowDuPont Inc., The Dow Chemical Company, and Whirlpool Corporation.

Qualifications:    Through his long tenure as Chairman and Chief Executive Officer and his experience in various other key leadership positions with Whirlpool over 37 years, Mr. Fettig gained significant knowledge of global business operations and end markets and the manufacturing, marketing, sales, and distribution of consumer products worldwide. This extensive experience and breadth of knowledge enable him to provide our Board with a unique, independent perspective on Sherwin-Williams’ business strategy, growth, and operations and the issues and opportunities facing complex, global companies.

22	2022 PROXY STATEMENT

Chairman of the Board, Chief Executive Officer and President, The Goodyear Tire & Rubber Company Director since: 2012 Age: 58 Committees: Audit Committee Nominating Committee (Chair)

Richard J. Kramer

Mr. Kramer has served as Chief Executive Officer and President of The Goodyear Tire & Rubber Company (global manufacturer, marketer, and distributor of tires) since April 2010 and Chairman of the Board of Goodyear since October 2010. Mr. Kramer joined Goodyear in March 2000 and has held various positions at Goodyear, including Chief Operating Officer from June 2009 to April 2010, President, North American Tire from March 2007 to February 2010, Executive Vice President and Chief Financial Officer from June 2004 to August 2007, Senior Vice President, Strategic Planning and Restructuring from August 2003 to June 2004, Vice President, Finance – North American Tire from August 2002 to August 2003, and Vice President – Corporate Finance from March 2000 to August 2002. Prior to joining Goodyear, Mr. Kramer was with PricewaterhouseCoopers LLP for 13 years, including two years as a partner. Mr. Kramer is a director of Goodyear (Nasdaq: GT), The Cleveland Orchestra, and Cleveland Clinic and serves on the Executive Committee of the National Association of Manufacturers.

Qualifications:    Mr. Kramer has significant experience leading and managing a large multinational industrial company. As the former Chief Financial Officer of Goodyear, he brings extensive financial and risk management experience to our Board. Mr. Kramer’s diverse range of positions at Goodyear for more than 22 years provides him with significant knowledge of global markets, manufacturing, distribution, retail, finance, and technology, which enables him to advise our Board on a variety of strategic and business matters.

Chairman and Chief Executive Officer, Sherwin-Williams Director since: 2015 Age: 58 Committees: None

John G. Morikis

Mr. Morikis has served as Chairman of Sherwin-Williams since January 2017 and Chief Executive Officer of Sherwin-Williams since January 2016. Mr. Morikis previously served as President of Sherwin-Williams from March 2021 to March 2022 and October 2006 to March 2019, Chief Operating Officer from October 2006 to January 2016, and President, Paint Stores Group from October 1999 to October 2006. Mr. Morikis joined Sherwin-Williams in 1984 as a management trainee in the Paint Stores Group and has held roles of increasing responsibility throughout his career. Mr. Morikis is a director of Fortune Brands Home & Security, Inc. (NYSE: FBHS). Mr. Morikis is also Chair and a director of the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University and Vice Chair and a director of University Hospitals Health System, Inc.

Qualifications:    Mr. Morikis has been with Sherwin-Williams for 37 years, including nine years as Chief Operating Officer. He currently serves as Sherwin-Williams’ Chairman and Chief Executive Officer. His vast operating and leadership experience with Sherwin-Williams has provided him with significant, in-depth knowledge of the paint and coatings industry, as well as unique insight into the opportunities and challenges facing Sherwin-Williams. The Board benefits from his broad operating, manufacturing, retail, marketing, strategic planning, and international experience.

23

Retired, Former Vice Chairman, Johnson & Johnson Director since: 2014 Age: 69 Committees: Compensation Committee

Christine A. Poon

Ms. Poon served as Executive in Residence at The Max M. Fisher College of Business at The Ohio State University from September 2015 until March 2020. Ms. Poon joined Ohio State in April 2009, serving as Dean and John W. Berry, Sr. Chair in Business at The Max M. Fisher College of Business until October 2014 and as Professor of Management and Human Resources at The Max M. Fisher College of Business from October 2014 to September 2015. Prior to joining Ohio State, Ms. Poon spent eight years at Johnson & Johnson until her retirement in March 2009, most recently as Vice Chairman beginning January 2005 and Worldwide Chairman, Pharmaceuticals Group beginning August 2001. Ms. Poon also served as a director of Johnson & Johnson. Prior to joining Johnson & Johnson, Ms. Poon held various senior leadership positions at Bristol-Myers Squibb Company over a period of 15 years, most recently as President, International Medicines Group, and President, Medical Devices Group. Ms. Poon is Lead Independent Director of Prudential Financial, Inc. (NYSE: PRU) and a director of Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN). She is a former director of Decibel Therapeutics, Inc. (Nasdaq: DBTX) and a former member and Vice-Chairwoman of the Supervisory Board of Koninklijke Philips N.V. (NYSE: PHG).

Qualifications:    Ms. Poon has extensive strategic and operational leadership skills due to her over 20 years of experience at Johnson & Johnson and Bristol-Myers Squibb. Ms. Poon brings significant sales and marketing expertise in domestic and international markets to the Board, providing a valuable perspective on Sherwin-Williams’ worldwide commercial operations.

Chief Executive Officer, Pizza Hut Division, Yum! Brands, Inc. Director since: 2021 Age: 50 Committees: Audit Committee

Aaron M. Powell

Mr. Powell has served as Chief Executive Officer, Pizza Hut Division of Yum! Brands, Inc. (global restaurant company) since September 2021. Prior to joining Yum! Brands, Mr. Powell served as President, Asia-Pacific Consumer Business of Kimberly-Clark Corporation (global manufacturer and marketer of personal care, consumer tissue, and other household and professional products) from March 2020 to September 2021. Mr. Powell joined Kimberly-Clark in September 2007 and held various other leadership positions of increasing responsibility, including President, Kimberly-Clark Professional from May 2018 to February 2020, President, Kimberly-Clark Europe, Middle East & Africa (EMEA) from April 2018 to May 2018, President, Kimberly-Clark Professional, North America from December 2015 to April 2018, Vice President and Managing Director, Central & Eastern Europe from January 2014 to December 2015, and additional leadership roles within Kimberly-Clark’s EMEA and North Asia operations. Prior to joining Kimberly-Clark, Mr. Powell spent four years with Bain & Company (global management consulting firm), including as a Manager in its Consumer Practice, and eight years with The Procter & Gamble Company, where he began his career.

Qualifications:    Mr. Powell brings relevant leadership and international operations, sales, and marketing experience from a global consumer and professional products company to the Board. Through his broad range of leadership positions at Kimberly-Clark, Mr. Powell has gained significant knowledge of global markets and operations and extensive sales, marketing, and digital expertise in domestic and international markets. This breadth of experience will enable him to provide the Board with a valuable perspective on Sherwin-Williams’ global operations, sales and marketing, and other business matters.

24	2022 PROXY STATEMENT

Retired, Former Executive Vice President and Chief Financial Officer, Norfolk Southern Corporation Director since: 2021 Age: 64 Committees: Audit Committee

Marta R. Stewart

Ms. Stewart served as Executive Vice President and Chief Financial Officer of Norfolk Southern Corporation (U.S. premier transportation company and major transporter of industrial products, forest and consumer products, chemicals, and metals, and construction materials) from November 2013 until her retirement in August 2017. Ms. Stewart joined Norfolk Southern in 1983 and held various additional accounting and finance positions of increasing responsibility, including Vice President and Treasurer from April 2009 to November 2013 and Vice President, Controller and Principal Accounting Officer from December 2003 to April 2009. Prior to joining Norfolk Southern, Ms. Stewart spent over four years at Peat Marwick (a predecessor to KPMG International Limited), where she began her career. Ms. Stewart is a director of Simon Property Group, Inc. (NYSE: SPG). She is a former director of Raytheon Company (formerly NYSE: RTN).

Qualifications:    Ms. Stewart brings extensive financial and strategic leadership experience to the Board. Through her 33-year career at a premier transportation and distribution company, Ms. Stewart gained extensive financial expertise and significant knowledge of strategic planning, capital markets, and accounting systems and controls that enable her to provide the Board with a meaningful perspective on matters relevant to Sherwin-Williams’ business strategy and operations.

Retired, Former Chair and Chief Executive Officer, Owens Corning Director since: 2017 Age: 58 Committees: Compensation Committee

Michael H. Thaman

Mr. Thaman served as Executive Chair of Owens Corning (developer, manufacturer, and marketer of insulation, roofing, and fiberglass composites) from April 2019 to March 2020. Mr. Thaman joined Owens Corning in 1992 and held a variety of other senior leadership positions, including Chief Executive Officer of Owens Corning from December 2007 until April 2019, Chair of Owens Corning beginning in 2002, President of Owens Corning from December 2007 to August 2018, and Chief Financial Officer from April 2000 until December 2007. Mr. Thaman is a director of Kohler Company and UL, Inc. Mr. Thaman also served as Chief Executive Officer of UBQ Materials Inc. (provider of patented technology to convert organic household waste into thermoplastic composites) from March 2020 to December 2020. He is a former director of Owens Corning (NYSE: OC).

Qualifications:    Mr. Thaman brings relevant operational experience leading and managing a global manufacturing company to the Board. The Board benefits from Mr. Thaman’s deep and unique understanding of the residential, construction, and industrial markets. Through serving in a variety of leadership roles at Owens Corning during a 28-year career, Mr. Thaman gained significant knowledge of global markets, operations, finance, and business strategy, which enables him to advise our Board on a variety of matters relevant to Sherwin-Williams’ operations and business strategy.

25

Retired, Former Executive Vice President and Chief Operating Officer, FedEx Freight, FedEx Corporation Director since: 2014 Age: 63 Committees: Audit Committee

Matthew Thornton III

Mr. Thornton served as Executive Vice President and Chief Operating Officer of FedEx Freight, a subsidiary of FedEx Corporation (global transportation, business services, and logistics company), from May 2018 until his retirement in November 2019. Mr. Thornton joined FedEx Corporation in November 1978 and held various management positions of increasing responsibility with the company, including Senior Vice President, US Operations, FedEx Express from September 2006 to May 2018, Senior Vice President – Air, Ground & Freight Services, FedEx Express from July 2004 to September 2006, and Vice President – Regional Operations (Central Region), FedEx Express from April 1998 to July 2004. Mr. Thornton is a director of Crown Castle International Corp. (NYSE: CCI) and a member of the Boards of Directors/Trustees of registered investment companies in the Nuveen fund complex. Mr. Thornton is also a member of The Executive Leadership Council.

Qualifications:    Mr. Thornton brings extensive management and leadership experience from a large multinational company to the Board. Through his broad range of positions at FedEx Corporation during a career exceeding 41 years, Mr. Thornton gained significant strategic operations expertise and logistics management experience that allow him to provide the Board with a meaningful perspective on Sherwin-Williams’ operations and business matters.

Retired, Former Group President, Caterpillar Inc. Lead Director since 2019 Director since: 2015 Age: 70 Committees: Compensation Committee Nominating Committee

Steven H. Wunning

Mr. Wunning served as Group President and member of the Executive Office of Caterpillar Inc. (world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives) from January 2004 until his retirement in February 2015. Mr. Wunning joined Caterpillar in 1973 and held a variety of positions with increasing responsibility, including Vice President, Logistics Division from January 2000 to January 2004, and Vice President, Logistics & Product Services Division from November 1998 to January 2000. Mr. Wunning is a director of Kennametal Inc. (NYSE: KMT), Summit Materials, Inc. (NYSE: SUM), and Black & Veatch Holding Company. Mr. Wunning serves on the Board of Trustees of Missouri University of Science and Technology.

Qualifications:    Through his broad range of assignments and experience gained during 41 years of service at Caterpillar, Mr. Wunning developed an in-depth understanding of manufacturing, quality, product support, and logistics at a leading global manufacturing company. Mr. Wunning’s extensive management experience provides the Board with a valuable, independent perspective on Sherwin-Williams’ global manufacturing and supply chain operations.

26	2022 PROXY STATEMENT

Director Matrix and Composition

In considering each director nominee and the composition of the Board as a whole, the Nominating Committee utilizes a director matrix consisting of a diverse set of experiences, qualifications, attributes, and skills, including self-identified diversity characteristics such as gender, race, and ethnicity, that it believes enables a director nominee to make significant contributions to the Board, Sherwin-Williams, and our shareholders. The Nominating Committee may consider additional experiences, qualifications, attributes, and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams. The Nominating Committee regularly reviews the director matrix as part of its annual Board composition review, which includes a review of potential director candidates. The following table more fully describes the director matrix and provides additional demographic information regarding our director nominees.

*	Categories and information included based on director nominees’ self-identified diversity characteristics.

27

2021 Director Compensation Table

The following table sets forth information regarding the compensation of our independent, non-management directors for 2021.

Name	Fees Earned or Paid in Cash ($)(2,3)	Stock Awards ($)(4,5)	All Other Compensation ($)(6)	Total ($)

Kerrii B. Anderson	140,986	157,931	-0-	298,917

Arthur F. Anton	132,624	157,931	-0-	290,555

Jeff M. Fettig	142,376	157,931	7,000	307,307

Richard J. Kramer	145,000	157,931	3,000	305,931

Susan J. Kropf (1)	45,132	157,931	4,000	207,063

Christine A. Poon	125,000	157,931	4,000	286,931

Aaron M. Powell	93,750	183,033	-0-	276,783

Marta R. Stewart	42,459	175,766	-0-	218,225

Michael H. Thaman	125,000	157,931	3,000	285,931

Matthew Thornton III	125,000	157,931	4,000	286,931

Steven H. Wunning	160,000	157,931	7,000	324,931

[1]

Ms. Kropf retired as a director at the end of her term at the 2021 annual meeting in accordance with the Board’s retirement policy. Her fees were prorated for the portion of the year she served on our Board.

[2]	Amounts reflect the annual Board retainer, the annual retainer for the Lead Director, and the annual retainers for committee Chairs.

[3]

Mses. Anderson, Kropf, and Poon and Messrs. Kramer, Thaman, and Wunning deferred the payment of fees under our Director Deferred Fee Plan. Cash amounts deferred into vested stock units under our Director Deferred Fee Plan during 2021 were as follows: Ms. Anderson ($35,247), Ms. Kropf ($45,132), Ms. Poon ($31,250), Mr. Kramer ($145,000), Mr. Thaman ($125,000), and Mr. Wunning ($160,000). These amounts were credited to either a common stock unit account or a shadow stock unit account under our Director Deferred Fee Plan.

[4]

Values reflect the following number of RSUs granted to our non-management directors under our 2006 Stock Plan for Nonemployee Directors during 2021: (a) 663 RSUs for Mses. Anderson, Kropf, and Poon and Messrs. Anton, Fettig, Kramer, Thaman, Thornton, and Wunning; (b) 678 RSUs for Mr. Powell; and (c) 575 RSUs for Ms. Stewart. The value of RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the Accounting Standards Codification (ASC)), excluding the effect of estimated forfeitures. The grant date fair value of RSUs is based on the fair market value of our common stock (the average of the highest and lowest reported sale prices per share) on the grant date.

[5]

The number of RSUs held by each non-management director at December 31, 2021 was as follows: (a) 1,587 for Ms. Anderson and Mr. Fettig; (b) 1,623 for Ms. Poon and Messrs. Anton, Kramer, Thaman, Thornton, and Wunning; (c) 678 for Mr. Powell; and (d) 575 for Ms. Stewart. Dividend equivalents on RSUs are deferred and paid upon vesting at the same rate as dividends are paid on our common stock.

[6]

Amounts include: (a) $4,000 for each of Mses. Kropf and Poon and Messrs. Fettig, Thornton, and Wunning for identity theft protection and cybersecurity services; and (b) $3,000 for each of Messrs. Fettig, Kramer, Thaman, and Wunning for charitable matching gifts under The Sherwin-Williams Foundation Matching Gifts Program.

28	2022 PROXY STATEMENT

Director Compensation Program

The Compensation Committee is responsible for reviewing and approving the form and amount of compensation for our non-management directors. All of our non-management directors are paid under the same compensation program. Any executive officer of Sherwin-Williams who also serves as a director does not receive any additional compensation for serving as a director.

Our director compensation program is designed to attract and retain highly qualified directors by ensuring director compensation is competitive relative to market practices, addresses the time, effort, expertise, and accountability required of active Board membership, and aligns directors’ interests with those of our shareholders through the equity component of the program.

Director Fees

During 2021, the cash and equity compensation program for our non-management directors consisted of the following.

•	An annual cash retainer of $125,000.

•

An additional annual cash retainer of $35,000 for the Lead Director, $25,000 for the Audit Committee Chair, $23,000 for the Compensation Committee Chair, and $20,000 for the Nominating Committee Chair.

•

A meeting fee of $1,750 for each Board or committee meeting attended in excess of twelve meetings during the calendar year. For purposes of calculating the number of meetings, any Board and committee meetings held within 24 hours constitute one meeting.

•

An annual grant of RSUs of approximately $160,000, valued over a prior 30-day period, under our 2006 Stock Plan for Nonemployee Directors. One RSU is equivalent in value to one share of Sherwin-Williams common stock. RSUs generally are paid out in common stock upon vesting and vest in annual increments of one-third over a period of three years. RSUs will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director, RSUs will continue to vest in accordance with the original three-year vesting schedule.

We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees. We do not provide retirement benefits to our non-management directors.

It is the Compensation Committee’s practice to engage its independent compensation consultant every other year to assess the competitiveness of our director compensation program relative to market practices, including the peer group we use for executive compensation purposes. During 2021, the Compensation Committee performed such assessment and, based upon its evaluation and the recommendation of the compensation consultant, approved the following increases effective January 1, 2022: (a) annual cash retainer to $130,000; (b) value of the annual grant of RSUs to approximately $170,000; (c) annual cash retainer for the Audit Committee Chair to $30,000; and (d) annual cash retainer for the Compensation Committee Chair to $25,000. Additional information regarding the role and independence of our compensation consultant is set forth under the heading “Compensation and Management Development Committee” in the Board Committees section.

Director Stock Ownership Requirements

The Board has established a minimum share ownership requirement to ensure the interests of our directors are aligned with the interests of our shareholders. Information about our director stock ownership requirements is included under the heading “Stock Ownership Guidelines” in the Corporate Governance Practices and Policies section.

Other Benefits

We also provide liability insurance and business travel accident insurance for all directors, including $500,000 accidental death and dismemberment coverage and $500,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in The Sherwin-Williams Foundation’s Matching Gifts Program and Grants for Volunteers Program on the same basis as employees. For the Matching Gifts Program, the Foundation will match, on a 1:1 basis, gifts of $100 or more, up to an annual maximum of $3,000, made to qualifying nonprofit organizations and educational institutions.

Directors may defer all or a portion of their retainer and meeting fees under our Director Deferred Fee Plan into a common stock unit account, a shadow stock unit account, or an interest bearing cash account. Amounts deferred may be distributed either in annual installments over a period of up to ten years or in a lump sum pursuant to a director’s payment election. Amounts credited to a shadow stock unit account are distributed in cash, and units are vested in shadow stock and common stock unit accounts upon allocation to such accounts.

29

Proposal 2 — Advisory Approval of the Compensation of the Named Executives

We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of the named executives as disclosed in this Proxy Statement pursuant to SEC rules, including Section 14(a) of the Securities Exchange Act of 1934, as amended (Exchange Act). This annual vote is commonly known as “say-on-pay.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and our executive compensation program and practices described in this Proxy Statement.

We are focused on delivering sustained financial and operating results with the ultimate goal of creating and maximizing long-term value for our shareholders. We believe our executive compensation program has been thoughtfully and appropriately designed and managed to support our overall business goals and strategies, to drive sustained performance, and to deliver superior shareholder returns.

Our objective is to ensure that our executive compensation program (a) is competitive by attracting, retaining, and motivating talented and high-performing executives, (b) maintains a pay for performance philosophy with a significant percentage of executive pay tightly linked to Company and business unit performance, and (c) aligns the interests of our executives with those of our shareholders through significant stock ownership requirements and long-term stock incentive compensation that rewards our executives the way our shareholders are rewarded—through growth in the value of our stock. We believe our program achieves this objective.

The CD&A describes our executive compensation program, including detailed information about how and why we make executive compensation decisions, and the decisions made relating to 2021 compensation. We include a list of our more significant executive compensation practices, which promote responsible pay and governance principles and alignment with shareholder interests, in the Executive Summary of the CD&A.

Accordingly, the Board requests that you vote “for” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve, on an advisory basis, the compensation of the named executives as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the executive compensation tables, and any related material disclosed in this Proxy Statement.”

Although this advisory vote on the compensation of the named executives is not binding, the Board and Compensation Committee highly value the opinions of our shareholders. The results of this vote will provide information to the Compensation Committee about our shareholders’ views of our executive compensation program, which the Compensation Committee will be able to consider in the future when making executive compensation decisions. We intend to hold this vote annually, with the next vote expected to occur at our 2023 annual meeting of shareholders. We also will hold the next vote on the frequency of such say-on-pay vote at our 2023 annual meeting of shareholders.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2 to approve, on an advisory basis, the compensation of the named executives.

30	2022 PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis

This CD&A describes our executive compensation program and how it applies to our six “named executives” listed below. As used in this CD&A, the terms “the Compensation Committee” and “the Committee” refer to the Compensation and Management Development Committee.

•

John G. Morikis.    Mr. Morikis has served as Chairman since January 2017 and Chief Executive Officer since January 2016. Mr. Morikis also served as President from March 2021 to March 2022. Mr. Morikis began his career with Sherwin-Williams in December 1984.

•	Allen J. Mistysyn. Mr. Mistysyn has served as Senior Vice President – Finance and Chief Financial Officer since January 2017. He began his career with Sherwin-Williams in June 1990.

•

Peter J. Ippolito.    Mr. Ippolito has served as President and General Manager, Industrial Wood Division, Performance Coatings Group (PCG) since November 2021. Prior to his current role, Mr. Ippolito served as Senior Vice President, Strategic Initiatives from March to October 2021 and President, The Americas Group (TAG) from January 2018 to March 2021. He began his career with Sherwin-Williams in May 1986. Mr. Ippolito was an executive officer of the Company prior to assuming his current role in November 2021.

•	Mary L. Garceau. Ms. Garceau has served as Senior Vice President, General Counsel and Secretary since August 2017. She began her career with Sherwin-Williams in February 2014.

•

Heidi G. Petz.    Ms. Petz has served as President and COO since March 1, 2022. Prior to her current role, Ms. Petz served as President, TAG from March 2021 to March 2022 and Senior Vice President, Sales and Marketing, TAG from November 2020 to March 2021. She began her career with Sherwin-Williams in June 2017 in connection with the Valspar acquisition.

•

Justin T. Binns.    Mr. Binns has served as President, TAG since March 1, 2022. Prior to his current role, Mr. Binns served as President, PCG from November 2020 to March 2022. He began his career with Sherwin-Williams in August 1997.

32	Executive Summary

32	2021 Financial and Operating Performance

32	2021 Compensation Highlights

33	Impact of Last Year’s Say-on-Pay Vote

33	Independent Compensation Consultant

33	Relationship Between Pay and Performance

35	Overview of Executive Compensation Practices

36	Overview of Our Executive Compensation Program

36	Independent Compensation Committee

36	Compensation Objectives

37	Compensation Components

38	Peer Group

38	Use of Market Compensation

39	Key Components of Our Executive Compensation Program

39	Base Salary

40	Annual Cash Incentive Compensation

44	Long-Term Equity Incentive Compensation

46	Other Arrangements, Policies, and Practices

46	No Employment Agreements

46	Limited Perquisites

46	Internal Pay Equity

46	Tally Sheets

46	Executive Stock Ownership Requirements

47	Retirement Plans and Other Benefits

47	Clawback and Recapture Policy

47	Anti-Hedging and Anti-Pledging Policy

47	Change in Control Agreements

47	Policy Concerning Future Severance Agreements

47	Key Employee Separation Plan

31

Executive Summary

We manage our business with the long-term fundamental objective of creating and maximizing value for our shareholders. Our pay for performance philosophy supports this objective by linking a significant percentage of our executive compensation program to Company performance, business unit performance (where applicable), and stock price appreciation.

Our compensation programs are integral to our longstanding success as they assist us in attracting, retaining, and motivating talented and high-performing people throughout our organization to drive consistent and strong financial and operating results. Our long track record of sustained success is exemplified by the following:

•	Our average annual shareholder return, including dividends, over the past 10 years is 29.33%, compared to the average annual return for the S&P 500 of 16.55%.

•

2021 was our 43rd consecutive year of increased dividends, as we continued our practice of returning significant value to our shareholders. During 2021, we returned approximately $3.34 billion to our shareholders through dividends and repurchases of our stock, an increase of approximately 14% over 2020. Over the past three years, we returned approximately $7.47 billion in cash to our shareholders through dividends and stock repurchases.

2021 Financial and Operating Performance

Our full year results were impacted by unprecedented supply chain disruptions and raw material cost inflation primarily resulting from two natural disasters that occurred during 2021. In February, Winter Storm Uri caused significant raw material availability disruptions and adversely impacted nearly 170 manufacturing facilities supplying the paint and coatings industry. In August, Hurricane Ida exacerbated the industry’s raw material shortages. These extreme weather events adversely impacted raw material availability and forced many of our suppliers in Texas and Louisiana to cease operations, with production of numerous key resins, additives, and solvents used in our products remaining offline for extended periods and into the third and fourth quarters. The raw material shortages resulting from the natural disasters significantly hindered the Company’s ability to manufacture the products needed to fully meet robust customer demand.

Our dedicated employees responded with determination and demonstrated remarkable resilience in navigating the supply chain challenges experienced during 2021. Through these challenges, we focused on identifying and making adjustments throughout our business to reduce the impacts to our customers and improve raw material availability, while continuing to invest in growth initiatives. We more fully describe our efforts to respond to the adverse impacts of these natural disasters later in this CD&A.

Despite the challenges of the past year, consolidated net sales increased 8.6% to a record $19.94 billion in 2021—marking our eleventh consecutive year of growth. Net income and diluted net income per share for the year were $1.86 billion and $6.98, respectively, and we generated net operating cash of $2.24 billion.

2021 Compensation Highlights

Recent key executive compensation highlights include the following:

•	2021 Annual Cash Incentive Compensation.

°	In the first quarter of 2021, the Compensation Committee set threshold, target, and maximum annual cash incentive performance goals at levels representing continued strong financial performance.

°

As described previously, Winter Storm Uri and Hurricane Ida caused significant supply chain disruptions and raw material shortages throughout the year. Despite management’s actions in responding to the unprecedented challenges of these unforeseen, extreme weather events, the achievement levels for most of the performance goals comprising our annual cash incentive compensation program were adversely impacted.

°

The Committee recognized that without management’s efforts, the adverse impacts of Winter Storm Uri and Hurricane Ida to our business would have been far more severe. The Committee reviewed with management and its independent compensation consultant, Compensation Advisory Partners, the actual results of the performance goals and the achievement levels of the affected performance goals adjusted to reflect the full net impact of the natural disasters. While nearly all affected metrics would have realized maximum achievement (200%) but for the adverse impacts of the natural disasters, the Committee considered the full adjustment and determined that, despite management’s efforts in responding to the unprecedented challenges, full adjustment was not appropriate.

32	2022 PROXY STATEMENT

°

At the recommendation of Compensation Advisory Partners and in consultation with management, the Committee determined to adjust certain performance results and capped the adjustment to reflect only a portion of the net impact of the natural disasters. After applying the cap to the adjustment, our named executives earned an average of 153.35% of their 2021 target annual cash incentive compensation.

•

2019 – 2021 Long-Term Incentive Compensation. Despite the unprecedented challenges caused by Winter Storm Uri and Hurricane Ida, the Compensation Committee did not adjust the performance payouts for the vesting of our 2019 – 2021 PRSUs due to the 2021 natural disasters. Our 2019 – 2021 PRSUs were earned at 182.5% and 135.0% of target based upon Company performance for cumulative earnings per share (EPS) and average annual return on net assets employed (RONAE), respectively, over the three-year performance period.

Impact of Last Year’s Say-on-Pay Vote

At our 2021 annual meeting, a substantial majority of shareholders (93.5% of votes cast) approved the compensation of our named executives. We consider this result to be a strong endorsement of our executive compensation program, practices, and policies. Based on this strong shareholder support, the Committee does not believe our executive compensation program requires material changes. However, the Committee has made, and will continue to make, changes designed to further enhance the objectives of our program and to account for business and other developments. We will continue to hold the advisory say-on-pay vote annually until the next shareholder vote on say-on-pay frequency in 2023.

The Committee highly values the input of our shareholders. The Committee will continue to consider the views of our shareholders in connection with our executive compensation program, including the results of the 2022 say-on-pay vote. We will make modifications based upon evolving best practices, developments in and factors affecting our business, input from our shareholders, market compensation information, and changing regulatory requirements. We encourage you to support this year’s say-on-pay proposal.

Independent Compensation Consultant

The Compensation Committee assessed the independence of Compensation Advisory Partners under applicable SEC rules and NYSE listing standards. The Committee determined that Compensation Advisory Partners is independent and its work raises no conflict of interest. Compensation Advisory Partners did not provide any services to Sherwin-Williams during 2021 other than those matters for which it was engaged by the Compensation Committee.

Relationship Between Pay and Performance

Our executive compensation program combines different elements of compensation. As a result, the total amount of executive compensation paid is not directly tied to any one measure or component of compensation. We believe this approach assists us in viewing performance holistically and helps mitigate the risk of over-emphasizing any one metric. That said, a significant portion of our executive compensation program is tied to the value of our stock, which we believe is critical to ensuring we deliver value to shareholders.

Each year, the Compensation Committee assesses our CEO’s compensation based on Sherwin-Williams’ performance relative to its peers. In October 2021, the Committee analyzed the relationship between the realizable pay of our CEO and total shareholder return (TSR) over the five-year period ended December 31, 2020, comparing Sherwin-Williams to the peer group we use when making executive compensation decisions. At the time of such review, 2020 was the most recent year for which compensation information was available for our peer group. TSR includes the reinvestment of dividends and is calculated on a compounded annual growth rate basis.

The chart in this section, prepared by Compensation Advisory Partners, shows the degree of alignment between the total realizable pay of our CEO and Sherwin-Williams’ TSR relative to companies in our peer group over the five-year period. The chart reflects all companies in our current peer group following the changes adopted during 2021 (as further described under the heading “Peer Group” in this CD&A), except for Dow Inc. and DuPont de Nemours, Inc., which were excluded due to the merger completed by The Dow Chemical Company and E.I. du Pont de Nemours & Company in 2017 and subsequent spin-offs to form two new publicly traded companies in 2019.

33

Sherwin-Williams’ cumulative TSR over the five-year period was 197%, which was at the 95th percentile of our peer group. Companies in our peer group are indicated by the circles in the chart. Companies that fall within the shaded diagonal alignment zone are generally viewed as having pay and performance alignment. As illustrated in the chart, our CEO’s realizable pay was well aligned with Sherwin-Williams’ performance.

PAY FOR PERFORMANCE ALIGNMENT

CEO REALIZABLE PAY AND TSR

Realizable pay includes: (a) base salary during the five-year period; (b) actual cash incentive compensation earned during the five-year period; (c) the value of RSUs granted during the five-year period based on the 2020 year-end closing stock price per share; (d) the vesting date value of long-term performance equity awards that were earned in 2018, 2019, and 2020, which consisted of PRSUs; (e) the value of target long-term performance equity awards granted in 2019 and 2020, which consisted of PRSUs, based on the 2020 year-end closing stock price per share; and (f) the in-the-money value of stock options granted during the five-year period based on the 2020 year-end closing stock price per share. Valuing equity awards in this manner is different from valuing equity awards at their aggregate grant date fair value, which is the method used to value equity in the Summary Compensation Table and the 2021 Grants of Plan-Based Awards Table.

34	2022 PROXY STATEMENT

Overview of Executive Compensation Practices

Our compensation programs, practices, and policies are reviewed and evaluated on an ongoing basis. We list below some of the more significant best practices we have adopted, and practices we have avoided, that we believe highlight our commitment to responsible pay and governance principles that best serve our shareholders’ long-term interests.

What We Do	What We Don’t Do

   ✓Performance-Based Pay.    We emphasize pay for performance. For 2021, 90% of our CEO’s total direct compensation and an average of 79% of our other named executives’ total direct compensation was tied to performance.

  ✓Independent Compensation Committee.    Each member of the Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards.

   ✓Independent Compensation Consultant.
The Compensation Committee uses an independent compensation consultant, who provided no other services to our Company during 2021.

   ✓Balanced Compensation Structure.    We utilize a balanced approach to compensation, which combines fixed and variable pay, short-term and long-term time horizons, and cash and equity components.

   ✓Target Median.    We have a pay philosophy that targets market median compensation. We assess our current compensation practices, policies, and pay levels against peer companies.

   ✓Responsibly Administered Incentive Compensation Programs.    We have diversified incentive compensation goals without steep payout cliffs. Vesting periods for annual equity awards encourage consistent behavior and reward long-term, sustained performance.

   ✓Clawback and Recapture Policy.    Our clawback and recapture policy allows us to “clawback” incentive compensation earned by our executives and key employees.

   ✓Double-Trigger Change in Control.    Our stock plan contains a “double-trigger” acceleration provision for the vesting of equity awards upon a change in control.

   ✓Significant Stock Ownership.    Our directors and executives have significant stock ownership requirements.

  ✓Annual Say-on-Pay Vote.    We hold our advisory say-on-pay vote on an annual basis.

No Employment Agreements. We do not have employment agreements with our named executives; our named executives are employed at will.
No Dividend Equivalents for Unvested RSUs or PRSUs. Dividend equivalents on RSU or PRSU awards are deferred and paid only on earned shares upon vesting.
No Repricing or Replacing of Underwater Stock Options. We do not permit the repricing or replacing of underwater stock options without shareholder approval.
No Hedging. Directors and employees, including our executive officers, are prohibited from engaging in hedging transactions with respect to our securities.
No Pledging. Directors, executive officers, and certain other employees may not hold our securities in margin accounts or otherwise pledge our securities as collateral for a loan.

No Speculative Trading.    Directors and employees, including our executive officers, may not engage in short sales of our securities or in put options, call options, or other market-offered derivative transactions in our stock.

No Excessive Perquisites. Consistent with our culture, we provide only limited perquisites to our executives.
No Excessive Risk-Taking. We conducted a risk assessment and concluded that our compensation policies do not encourage excessive or unnecessary risk-taking.
No Above-Market Earnings on Deferred Compensation. We do not pay guaranteed, above-market, or preferential interest or earnings on deferred compensation.

35

Overview of Our Executive Compensation Program

Independent Compensation Committee

The Compensation Committee, which is entirely composed of independent directors, oversees our executive compensation program. The Committee reports to the Board on all compensation matters for members of our senior management team, including our named executives. The Committee has engaged Compensation Advisory Partners as its independent compensation consultant in order to fulfill its responsibilities. We include additional information about the Compensation Committee, including the role of the compensation consultant and management in the compensation setting process, under the heading “Compensation and Management Development Committee” in the Board Committees section.

Compensation Objectives

We design and manage our Company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results and creating value for our shareholders on a consistent, long-term basis. We believe it is important that our compensation programs:

•

Be competitive.    Our programs are designed to attract, retain, and motivate talented and high-performing people at all levels of our Company around the world. We structure our compensation programs to be competitive with the programs of companies of comparable size and business.

•

Maintain a performance- and achievement-oriented culture.    A significant percentage of our employees participate in incentive plans tied to performance goals that support our business strategies. We utilize both annual and long-term incentives to appropriately balance consistent annual results with improved performance over the longer term. We select performance goals that are sufficiently demanding, support our financial and operating objectives, and help drive our business. We reward employees for performance without encouraging excessive or unnecessary risk-taking.

•

Align the interests of our executives with those of our shareholders.    It is important that a significant portion of our executives’ incentive compensation be directly tied to our stock price in order to align the financial interests of our executives with the interests of our shareholders and keep our executives focused on sustained financial performance. We have significant stock ownership requirements for our executives described under the heading “Executive Stock Ownership Requirements” in the Other Arrangements, Policies, and Practices section of this CD&A.

We believe our compensation programs achieve these goals.

36	2022 PROXY STATEMENT

Compensation Components

Our Approach and Mix.    We maintain a balanced approach to compensating our named executives by combining elements that vary by the (a) type of compensation (fixed and variable), (b) length of the performance period (short- and long-term), and (c) form of compensation (cash and equity). We believe this mix aligns with our business strategies and emphasizes pay for performance. We determine this mix by reviewing market compensation information. We do not have a specific policy for the allocation of compensation between fixed and variable, short- and long-term, and cash and equity.

The components of our executive compensation program, the primary purpose of each component, and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation

Base Salary	Provides base compensation for day-to-day performance of job responsibilities.	Cash

Annual Cash Incentive Compensation	Rewards achievement of annual performance goals.	Cash

Long-Term Equity Incentive Compensation	Encourages improvement in the long-term performance of our Company and aligns the financial interests of our executives with the interests of our shareholders.

Stock options, which vest in equal installments on the first, second, and third anniversary of grant and have a ten-year term.

PRSUs, which vest at the end of a three-year period based upon the achievement of pre-established financial performance goals and are paid in stock.

Other Employee and Executive Benefits	Provides a broad-based executive compensation program for employee retention, retirement, and health.

Retirement and savings programs, health and welfare programs, and employee benefit plans, programs, and arrangements generally available to all employees; executive life insurance and executive long-term disability plans; and limited perquisites and other benefits.

At-Risk Compensation.    A core principle of our executive compensation program is that a significant percentage of the compensation opportunity for each named executive, especially our CEO, is variable and at-risk. This type of compensation is primarily dependent upon the financial success of our Company and the performance of Sherwin-Williams common stock. This means that our executives are rewarded when they produce value for our shareholders. The following chart illustrates the mix of key compensation components for our named executives for 2021. The percentages reflect the amounts of each of our named executive’s base salary, target annual cash incentive compensation, and long-term equity incentive compensation (consisting of stock options and PRSUs and valued using aggregate grant date fair values) for 2021.

37

Peer Group

The Compensation Committee utilizes a peer group of companies to assess the competitiveness of our executive compensation program relative to the market. The compensation consultant annually identifies the compensation paid to named executives with similar roles and responsibilities at a group of chemical, industrial, manufacturing, consumer product, and retail companies with comparable sales to those of Sherwin-Williams, which are considered to be our peer group companies. The compensation consultant also compiles compensation data from broad-based surveys of companies of similar size and industry to us. These surveys are sponsored by nationally recognized compensation consulting firms. We, along with many of our peer group companies, participate in these surveys.

We monitor executive compensation levels and program designs at these peer group companies because their sizes and businesses make them most comparable to us. We also believe these companies likely compete with us for executive talent. The compensation consultant annually reviews current and potential peer companies and recommends changes primarily based upon revenue size, market capitalization, industry, business description/mix, and brand recognition. The Compensation Committee periodically evaluates and, if necessary, adjusts the composition of our peer group to ensure it remains the most relevant group of companies to use for compensation purposes.

During 2021, the Committee reviewed the continued appropriateness of our peer group. Based upon its evaluation and the recommendation of Compensation Advisory Partners, the Committee made the following changes:

•

Eastman Chemical Company and Huntsman Corporation were removed because they were among the smallest companies (by revenue) in the prior peer group. Consistent with past practice, Kimberly-Clark Corporation was removed due to director Aaron Powell’s employment with the company at the time of the peer group evaluation.

•	Dow Inc., DuPont de Nemours, Inc., and International Paper Company were added because their sizes and industries are comparable to Sherwin-Williams’ size and industry.

Because these changes to our peer group were adopted in mid-2021, they did not affect the majority of 2021 executive compensation decisions, which were made earlier in the year using the prior peer group.

Following these changes, our new peer group consists of the 23 companies listed below. Revenues for the companies ranged from approximately $7.6 billion to $40.6 billion, with Sherwin-Williams ranking at the 54th percentile.

Air Products and Chemicals, Inc.	Eaton Corporation plc	Masco Corporation

Akzo Nobel N.V.	Ecolab Inc.	Mohawk Industries, Inc.

Ball Corporation	Honeywell International Inc.	Newell Brands Inc.

Colgate-Palmolive Company	Illinois Tool Works Inc.	PPG Industries, Inc.

Cummins Inc.	International Paper Company	Stanley Black & Decker, Inc.

Deere & Company	Johnson Controls International plc	3M Company

Dow Inc.	Linde plc	Whirlpool Corporation

DuPont de Nemours, Inc.	LyondellBasell Industries N.V.

Use of Market Compensation

The compensation consultant calculates an average of (a) the compensation available at companies in our peer group (using the most recent proxy data) and (b) the average compensation data from broad-based surveys. We refer to this average as “market” compensation, which provides the Compensation Committee with a framework to evaluate the competitiveness of our executive compensation program, as well as assistance in determining the mix of compensation components and target compensation levels. We generally benchmark target compensation for our named executives to be within a general range (plus or minus approximately 15%) of the market median compensation of comparable positions, although we do not have a formal policy of setting target compensation levels at a specific percentile of the market median.

38	2022 PROXY STATEMENT

We benchmark against market compensation because it allows us to attract and retain executives and helps us to manage the overall cost of our compensation program. We consider this information only as a reference point or as a framework, not as a determining factor or part of any arithmetic formula, in setting compensation. The policies we use to make compensation decisions, and the decisions we make, are materially similar for all named executives and generally result in higher compensation levels for our CEO due to the nature and responsibilities of the role and higher market compensation for CEOs.

The compensation consultant annually provides the Committee with a comprehensive analysis of market compensation, which includes base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation, and total direct compensation. We define total direct compensation as the sum of base salary, annual cash incentive compensation, and long-term equity incentive compensation. We review total direct compensation to help us determine whether the key compensation components we pay our executives are competitive in the aggregate.

The Committee generally compares each named executive’s total direct compensation and total annual cash compensation to the market median compensation. Individual components may be more or less than market median compensation because we focus on the overall competitiveness of our entire compensation program. Judgment may be used to adjust a component of compensation above or below the market median for reasons such as an executive’s performance, responsibilities, experience, and tenure, our Company-wide performance, and internal pay equity.

Key Components of Our Executive Compensation Program

Base Salary

Annual Salary Reviews.    Salary is the only key component of our executive compensation program that is not at-risk. The Compensation Committee reviews and approves the base salary of each executive at least annually and at other times, as appropriate, in connection with a promotion or other change in responsibility. Annual base salary increases generally are effective in the first quarter of each year and are based, in part, on the overall annual salary budget guidelines for our Company.

Annual Performance Appraisals.    All salaried employees, including our named executives, undergo an annual performance appraisal. Each non-CEO named executive’s performance for the prior year is evaluated by our CEO. The evaluation is based upon the executive’s performance results (including accomplishment of incentive performance goals, financial accomplishments, and other contributions) and leadership (including work ethic and strategic contributions). For the evaluation of our CEO, our non-management directors assess his performance across the following pre-established categories: (a) performance results; (b) business strategy; (c) developing a management team, which includes championing diversity; (d) personal and board leadership; and (e) ESG leadership, which includes the development, integration, and execution of ESG strategy, as well as progress on ESG initiatives, as part of Sherwin-Williams’ overall business strategy. These factors are not quantified or weighted. Instead, judgment is used in assessing the factors in a qualitative manner. In any one year, any one factor or group of factors may play a larger role in assessing performance. The results are reviewed by the Committee and by the non-management directors in executive session.

2021 Base Salaries.    The following table sets forth the base salary as of December 31, 2021 for each of our named executives and, for those who were named executives during 2020, the percentage increase over their base salaries as of December 31, 2020. Percentage salary increases for Messrs. Mistysyn and Ippolito included market adjustments for their respective positions. During the year, the Committee adjusted Mr. Ippolito’s and Ms. Petz’s base salaries to reflect their previously mentioned 2021 job changes.

Name	Base Salary as of December 31, 2020 ($)	% Increase	Base Salary as of December 31, 2021 ($)

John G. Morikis	1,339,000	2.99%	1,379,000

Allen J. Mistysyn	750,088	6.65%	800,000

Peter J. Ippolito	630,028	7.93%	680,000

Mary L. Garceau	640,097	3.35%	661,541

Heidi G. Petz	—	—	600,000

Justin T. Binns	—	—	575,000

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Annual Cash Incentive Compensation

Annual cash incentive compensation may be earned by our named executives under our shareholder-approved 2007 Executive Annual Performance Bonus Plan (the Performance Plan). Annual cash incentive compensation is intended to motivate our executives to achieve annual performance goals that strengthen our Company over the long term.

Target and Maximum Annual Incentive Levels.    The Committee annually reviews target and maximum annual cash incentive compensation levels for our named executives as a percentage of their base salary. Target incentive awards are determined by using the market median annual cash incentive compensation, which generally equals the amount a named executive could receive if he or she achieved a 100% average of their performance goals. The maximum incentive awards are determined by the Committee following a review of the maximum annual cash incentive compensation available to similarly-situated executives at peer group companies.

The following table sets forth the 2021 minimum, target, and maximum annual cash incentive compensation levels, as a percentage of base salary, for each named executive.

	Incentive Amount as a Percentage of Salary

Name	Minimum	Target	Maximum

John G. Morikis	0%	160%	320%

Allen J. Mistysyn	0%	90%	180%

Peter J. Ippolito	0%	80%	160%

Mary L. Garceau	0%	80%	160%

Heidi G. Petz	0%	80%	160%

Justin T. Binns	0%	80%	160%

Objective Annual Payout Formula.    The Committee approves annual performance goals and payout formulae for our named executives in February of each year. Our CEO also approves the goals and payout formulae for our other named executives. For the 2021 annual cash incentive program, the Committee reviewed the 2021 annual operating budget and approved target financial performance goals at levels that were the same as set forth in the budget. During 2021, Messrs. Morikis and Mistysyn and Ms. Garceau had identical corporate performance goals. Mr. Ippolito had two sets of goals as a result of his job change in March 2021. He had performance goals related to TAG for January 1, 2021 through March 27, 2021 and corporate performance goals for March 28, 2021 through December 31, 2021 due to his position as Senior Vice President, Strategic Initiatives during the majority of this period. Ms. Petz and Mr. Binns had performance goals related to the business unit for which they were each responsible during 2021.

We use multiple performance goals to encourage our named executives to have a well-rounded approach to managing the business and not to concentrate on achieving just one goal to the detriment of others. We use EPS as a performance metric for both a portion of our annual cash incentive program and a portion of our PRSU program. EPS is a widely communicated and easily understood key measure used in both evaluating the success of our Company’s performance and determining the market value of our stock. The Committee and management believe it is important to utilize EPS for portions of both programs because, over the long term, EPS growth will drive value for our shareholders. By using EPS, management is held accountable for driving top-line growth and managing our operating cost structure. Each year, the Committee and management evaluate the incentive structure, including the metrics used in each of the incentives. Based on the most recent review, we believe EPS provides effective line of sight to drive individual performance. Additionally, by delivering the entire long-term incentive in equity, executives are encouraged to drive long-term value for shareholders, and the performance metrics used in the annual incentive program provide reinforcement of the activities we believe will drive value.

The Committee reviews and approves each named executive’s achievement of performance goals for the prior year. In determining the level of achievement of performance goals, the Committee may include or exclude the impact of certain items, as permitted under the Performance Plan.

40	2022 PROXY STATEMENT

Calculation of 2021 Annual Cash Incentive Amounts Earned.    In February 2022, the Committee approved the annual cash incentive compensation amounts earned by our named executives for 2021. Each performance goal has corresponding pre-established achievement levels ranging from a minimum of 0 to a maximum of 125, with a target achievement of 100. The achievement level for each goal is multiplied by the goal’s weight to determine a weighted achievement for the goal. For each named executive, the weighted achievement levels for all goals are added together to determine a total weighted achievement level. Total weighted achievement levels range from 0 to 125, with a target of 100. Total weighted achievement levels correspond to a pre-established range of final payouts as a percentage of salary for each named executive. The range of final payouts as a percentage of salary between 0 – 75, 75 – 100, and 100 – 125 are determined on a straight-line basis.

In considering the level of achievement for the 2021 performance goals, the Committee reviewed the significant, adverse impacts of Winter Storm Uri and Hurricane Ida, which resulted in raw material shortages significantly hindering our ability to manufacture the products needed to fully meet robust customer demand. In the Committee’s judgment, the performance goals adversely impacted by the natural disasters were the corporate adjusted EPS and adjusted free cash flow (FCF) metrics, the TAG sales, profit before taxes (PBT), and RONAE metrics, and the PCG PBT and RONAE metrics. In evaluating the results of the performance goals, the Committee considered management’s efforts during 2021 in responding to the unprecedented impacts of the natural disasters, some of which are highlighted below.

•	Adapting and Strengthening Our Business

°

Identified and made adjustments throughout our business to improve raw material availability and reduce the impacts to our customers, such as through SKU rationalizations to focus production on higher demand products and eliminate similar regional products, utilization of alternative raw material suppliers, and reformulations of certain of our products.

°	Collaborated with and provided support to impacted suppliers to alleviate raw material shortages, including by providing Company resources to help complete batch productions.

°

Continued to make strategic investments in our business to drive continued growth and better serve the needs of our customers, such as the acquisition of a manufacturer and developer of water-based polymers used in architectural and industrial coatings and other applications to expand our existing internal resin manufacturing capabilities, and plans to significantly expand the capacity gained through the acquisition to serve internal demand and external customers.

°	Implemented numerous pricing actions across each of our businesses to offset higher, sustained raw material and other costs.

°

Strengthened relationships with our customers through deliberate, consistent, and transparent communications regarding the challenges and resulting delays, as well as continued responsiveness to customers’ current and future needs.

°

Engaged with employees, rewarded resiliency and hard work, and made changes throughout our business to encourage retention, including wage increases, reduced store hours, and employee benefit enhancements.

•	Delivering and Enhancing Shareholder Value

°	Increased consolidated net sales by 8.6% to a record $19.94 billion in 2021 despite the raw material shortages hindering our ability to fully meet demand.

°	Continued to drive strong total shareholder return (including the reinvestment of dividends) for 2021 at 44.90%, compared to 28.71% for the S&P 500.

The Committee recognized that the natural disasters were unforeseen, significant events outside of management’s control, were not accounted for when the performance goals were established, and the extent of their impacts to the Company and across the industry were unprecedented. As a general matter and consistent with past practice, the Committee believes annual cash incentive compensation should focus on performance that is generally within the control of management and not take into account unforeseen circumstances that may not be realized. In the event of unforeseen circumstances, like natural disasters, the Committee generally evaluates management’s performance in responding to the related impacts and challenges and makes adjustments if the Committee deems appropriate, as permitted under the Performance Plan.

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The following table shows, for each named executive, the performance goals, minimums, targets, maximums, actual results, and adjusted results (after taking into effect the adjustments made to certain metrics, as calculated in Appendix A).

		2021 Annual Cash Incentive Performance Goals
		(millions of dollars, except percentage and per share data)

Name	Performance Goals	Minimum	Target	Maximum	Actual Results(2)	Full Net Impact Adjusted Results(2)	Final Capped Adjusted Results(2)

John G. Morikis	Net Sales	$17,352	$19,280	$19,739	$19,945	$19,945	$19,945

Allen J. Mistysyn	Adjusted EPS(1)	$6.47	$8.09	$8.46	$7.32(3)	$8.64	$8.31

Mary L. Garceau	Adjusted FCF(1)	$1,353	$1,691	$1,756	$1,344	$1,766	$1,694

Peter J. Ippolito	January 1 - March 27

	TAG Sales(1)	$9,875	$10,972	$11,268	$11,217	$11,590	$11,590

	TAG PBT(1)	$1,806	$2,258	$2,324	$2,082	$2,439	$2,297

	TAG RONAE(1)	96.10%	120.13%	120.97%	114.75%	129.95%	120.63%

	March 28 - December 31

	Net Sales	$17,352	$19,280	$19,739	$19,945	$19,945	$19,945

	Adjusted EPS(1)	$6.47	$8.09	$8.46	$7.32(3)	$8.64	$8.31

	Adjusted FCF(1)	$1,353	$1,691	$1,756	$1,344	$1,766	$1,694

Heidi G. Petz	TAG Sales(1)	$9,875	$10,972	$11,268	$11,217	$11,590	$11,590

	TAG PBT(1)	$1,806	$2,258	$2,324	$2,082	$2,439	$2,297

	TAG RONAE(1)	96.10%	120.13%	120.97%	114.75%	129.95%	120.63%

Justin T. Binns	PCG Sales	$5,604	$6,227	$6,398	$7,042	$7,042	$7,042

	PCG PBT(1)	$707	$883	$912	$825	$918	$900

	PCG RONAE(1)	30.73%	38.42%	38.81%	34.35%	38.20%	38.20%

[1]	Performance goals and adjusted results are calculated as set forth on Appendix A.

[2]

In light of the considerations described above, the Committee determined that the actual results of the metrics affected by the significant, adverse impacts of Winter Storm Uri and Hurricane Ida did not fairly represent management’s efforts in responding to such impacts and challenges. The Committee reviewed the full net impact of the natural disasters to the corporate adjusted EPS and adjusted FCF metrics, the TAG sales, PBT, and RONAE metrics, and the PCG PBT and RONAE metrics and determined that each such metric (other than PCG RONAE) would have realized maximum achievement but for the adverse impacts of the natural disasters. Based upon this review, and at the recommendation of Compensation Advisory Partners, the Committee determined to adjust the actual results for the applicable metrics and capped the adjustment to reflect only a portion of the net impact of the natural disasters as described on Appendix A.

[3]	Includes $0.34 per share, which represents the loss from the Wattyl divestiture.

The Committee believes these adjustments are reasonable and the resulting payouts are appropriately aligned with the Company’s and management’s overall 2021 performance and resiliency in light of the significant and unprecedented impacts and challenges of Winter Storm Uri and Hurricane Ida.

42	2022 PROXY STATEMENT

The calculations used to determine the incentive amounts earned by each named executive during 2021 (after taking into account the adjustments described above for purposes of achievement) are shown in the table below and are illustrated by the following formula:

Weighting X Achievement Level = Weighted Achievement Level g Incentive Amount as a % of Salary X Salary = Incentive Amount Earned

Name	Weighting		Full Net Impact Adjusted Achievement Level		Weighted Achievement Level		Amount as a Percentage of Salary		Salary	Amount Earned

John G. Morikis	Net Sales	25%	Net Sales	125.00	Net Sales	31.25	Minimum	0%
	Adjusted EPS	40%	Adjusted EPS	125.00	Adjusted EPS	50.00	Target	160%
	Adjusted FCF	35%	Adjusted FCF	125.00	Adjusted FCF	43.75	Maximum	320%
	Full Net Impact				Total	125.00
	Final Capped				Total	112.50	Result	240.00%	$1,368,231	$3,284,000

Allen J. Mistysyn	Net Sales	25%	Net Sales	125.00	Net Sales	31.25	Minimum	0%
	Adjusted EPS	40%	Adjusted EPS	125.00	Adjusted EPS	50.00	Target	90%
	Adjusted FCF	35%	Adjusted FCF	125.00	Adjusted FCF	43.75	Maximum	180%
	Full Net Impact				Total	125.00
	Final Capped				Total	112.50	Result	135.00%	$ 786,562	$1,062,000

Mary L. Garceau	Net Sales	25%	Net Sales	125.00	Net Sales	31.25	Minimum	0%
	Adjusted EPS	40%	Adjusted EPS	125.00	Adjusted EPS	50.00	Target	80%
	Adjusted FCF	35%	Adjusted FCF	125.00	Adjusted FCF	43.75	Maximum	160%
	Full Net Impact				Total	125.00
	Final Capped				Total	112.50	Result	120.00%	$ 655,767	$ 787,000

Peter J. Ippolito	January 1 - March 27

	TAG Sales	25%	TAG Sales	125.00	TAG Sales	31.25	Minimum	0%
	TAG PBT	40%	TAG PBT	125.00	TAG PBT	50.00	Target	80%
	TAG RONAE	35%	TAG RONAE	125.00	TAG RONAE	43.75	Maximum	160%
	Full Net Impact				Total	125.00
	Final Capped				Total	117.50	Result	136.00%	$ 169,623	$ 231,000

	March 28 - December 31

	Net Sales	25%	Net Sales	125.00	Net Sales	31.25	Minimum	0%
	Adjusted EPS	40%	Adjusted EPS	125.00	Adjusted EPS	50.00	Target	80%
	Adjusted FCF	35%	Adjusted FCF	125.00	Adjusted FCF	43.75	Maximum	160%
	Full Net Impact				Total	125.00
	Final Capped				Total	112.50	Result	120.00%	$ 537,462	$ 645,000
								Total	$ 707,085	$ 876,000

Heidi G. Petz	TAG Sales	25%	TAG Sales	125.00	TAG Sales	31.25	Minimum	0%
	TAG PBT	40%	TAG PBT	125.00	TAG PBT	50.00	Target	80%
	TAG RONAE	35%	TAG RONAE	125.00	TAG RONAE	43.75	Maximum	160%
	Full Net Impact				Total	125.00
	Final Capped				Total	117.50	Result	136.00%	$ 559,618	$ 761,000

Justin T. Binns	PCG Sales	25%	PCG Sales	125.00	PCG Sales	31.25	Minimum	0%
	PCG PBT	40%	PCG PBT	125.00	PCG PBT	50.00	Target	80%
	PCG RONAE	35%	PCG RONAE	97.24	PCG RONAE	34.04	Maximum	160%
	Full Net Impact				Total	115.29
	Final Capped				Total	111.29	Result	116.11%	$ 575,000	$ 668,000

*

This table includes information regarding the levels at which the corporate adjusted EPS and adjusted FCF metrics, the TAG sales, PBT, and RONAE metrics, and the PCG PBT and RONAE metrics would have been achieved, and the related payouts as to each such metric, if the Committee had determined to adjust fully for the impact of Winter Storm Uri and Hurricane Ida. As described above, after considering the full adjustment amounts, and at the recommendation of Compensation Advisory Partners, the Committee determined to adjust the applicable metrics and capped the adjustment to reflect only a portion of the net impact of the natural disasters, with the payout percentage rounded down. These results are calculated as set forth on Appendix A. Amounts earned are rounded to the nearest thousandth.

43

Long-Term Equity Incentive Compensation

The largest component of pay for our named executives is long-term equity incentive compensation. We grant long-term equity incentive compensation annually under our shareholder-approved 2006 Equity and Performance Incentive Plan (the Incentive Plan). Our long-term equity incentive compensation program is designed to focus our executives on improving Company performance over a multi-year period to encourage long-term decision-making and to reward executives the way our shareholders are rewarded—through growth in the value of our stock. We believe that long-term equity awards also serve as a retention tool for our executives. The value delivered on these long-term incentives ultimately depends upon Company performance and our stock price.

Our long-term equity compensation program for our named executives consists of stock options and PRSUs. Our stock option program is the primary means by which we grant long-term equity compensation to a broad group of employees to focus their efforts on our long-term performance and stock price improvement. Our PRSU program is designed for certain key employees, including our named executives, and rewards these employees based upon the achievement of financial performance goals and stock price appreciation.

Double-Trigger Acceleration Provision.    Grants of stock options and PRSUs include a “double-trigger” acceleration provision with respect to the vesting of the awards in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates their employment for good reason.

Dividend Equivalents.    We do not pay current dividend equivalents on unvested RSUs or PRSUs. The payment of dividend equivalents on unvested RSUs or PRSUs is deferred and paid only if and to the extent the units vest. There are no dividend equivalents associated with stock option awards.

Grant Practices – Emphasis on Performance-Based Awards.    When making annual equity grants to our named executives and other key employees, we begin by determining the market median value of long-term equity incentive compensation. We then allocate the target mix among types of equity grants. The target mix of our annual long-term equity incentives for our named executives and other key employees is set forth in the table below. We believe this mix of equity awards provides an appropriate balance among aligning executive interests with those of our shareholders, encouraging executive retention, and rewarding executives for sustained performance results.

Type of Equity Award	Allocation

Stock Options	40%

PRSUs – Adjusted EPS Goal	40%

PRSUs – Adjusted RONAE Goal	20%

Our long-term incentive opportunities are intended to be competitive with market long-term incentive opportunities. Therefore, we do not consider the amount of outstanding stock options or PRSUs currently held by an executive when making equity awards.

We grant stock options and PRSUs on an annual basis at regularly scheduled Compensation Committee meetings, the dates of which are determined approximately three years in advance. We grant PRSUs at each February Committee meeting. This meeting typically occurs in the middle of February, usually a few weeks following the release of our annual earnings results. We grant stock options at each October Committee meeting. We may also grant PRSUs and stock options at other Committee meetings in connection with an employee’s initial hire, promotion, and other events. The dates of these grants may occur shortly before we release our quarterly earnings results. We do not take into account our earnings results when determining the number of stock options or PRSUs to be granted or the date of grant.

44	2022 PROXY STATEMENT

2021 Annual Equity Awards.    The following table shows the number of stock options and PRSUs granted to each named executive during 2021. Ms. Petz received two grants of PRSUs during 2021—one granted in February 2021 in connection with her role as Senior Vice President, Sales and Marketing, TAG, and the second granted in March 2021 in connection with her promotion to President, TAG, as shown in the 2021 Grants of Plan-Based Awards Table.

	Number of Stock Options Granted in 2021	Number of PRSUs Granted in 2021 at Target
Name		Adjusted EPS Goal	Adjusted RONAE Goal

John G. Morikis	64,600	16,500	8,250

Allen J. Mistysyn	16,000	4,200	2,100

Peter J. Ippolito	13,200	3,300	1,650

Mary L. Garceau	10,500	2,700	1,350

Heidi G. Petz	11,700	2,730	1,365

Justin T. Binns	10,800	2,100	1,050

2021 Stock Option Grants.    The number of stock options granted to an executive is based upon the executive’s position and level of responsibility. We determine the specific number of stock options to be granted by calculating the Black-Scholes value of the stock options over the 30-day period ending on the last day of the September preceding the award date. Black-Scholes is a generally accepted model used in estimating the value of stock options. In accordance with the terms of our Incentive Plan, the option exercise price is equal to the average of the highest and lowest reported sale prices of our stock on the grant date. Accordingly, the exercise price may be higher or lower than the closing price per share of our stock on that day. The Committee believes that the average of the high and low prices is a better representation of the fair market value of our stock and is less volatile than the closing price per share given potential intra-day price volatility. We do not reprice stock options—our stock plans do not permit the repricing or replacing of underwater stock options with cash or equity without shareholder approval, and stock options do not contain reload features.

2021 PRSU Grants.    Our annual grants of PRSUs vest at the end of a three-year period. The value of PRSUs granted to an executive is based upon the executive’s position and level of responsibility. The number of PRSUs granted is determined by using the average value of our stock over the 30-business day period ending on the last day of the January preceding the date of grant. One PRSU is equivalent in value to one share of our common stock. PRSUs are paid out in common stock upon vesting. The number of PRSUs granted is approximately equal to the target value. Executives have an opportunity to earn two times the target value for maximum performance. We correspondingly set maximum goals higher, making achievement of the goals more difficult to attain to provide a greater incentive for above-target performance.

The threshold, target, and maximum achievement levels for the 2021 grants of PRSUs are illustrated in the following table for the 2021 – 2023 performance period. Performance between the achievement levels is measured on a straight-line basis to reward improvements at various achievement levels, while not encouraging executives to take unnecessary risks to hit achievement levels with larger payouts.

	Adjusted EPS Goal(1)	Adjusted RONAE Goal(1)	% of Target Vesting

Maximum	$27.07	14.4%	200%

Target	$25.42	13.9%	100%

Threshold	$23.94	13.4%	25%

[1]	Adjusted EPS and Adjusted RONAE are calculated as set forth on Appendix A.

Vesting of 2019 – 2021 PRSUs.    In February 2022, the Committee determined the vesting of PRSUs for the 2019 – 2021 performance period. The Committee determined payouts based upon the achievement of the adjusted EPS and adjusted RONAE goals. In determining the level of achievement of the goals, the Committee may include or exclude the impact of certain items, as permitted under the Incentive Plan.

45

Despite the impacts of Winter Storm Uri and Hurricane Ida to the Company’s business, the Committee did not adjust the performance payouts for the vesting of the 2019 – 2021 PRSUs due to the natural disasters. The following table shows the goals, target and maximum levels, results, and percentage of target PRSUs vesting.

Performance Goal	Target	Maximum	Results	% of Target PRSUs Vesting

Adjusted EPS(1)	$19.71	$21.20	$20.94	182.5%

Adjusted RONAE(1)	11.6%	13.6%	12.3%	135.0%

[1]	Adjusted EPS and Adjusted RONAE for purposes of determining achievement are calculated as set forth on Appendix A.

Other Arrangements, Policies, and Practices

No Employment Agreements

We do not have employment agreements with our named executives; our named executives are employed at will.

Limited Perquisites

Consistent with our culture, we provide our named executives with only limited perquisites, which include benefits provided pursuant to our executive travel policy that is in line with market practice. Under our executive travel policy, the Board strongly recommends that our CEO use Company aircraft at all times when he is traveling, whether for business or personal reasons. In connection with this policy, the Committee approved Sherwin-Williams entering into an aircraft time sharing agreement with Mr. Morikis and an annual allowance for Mr. Morikis’ personal use of Company aircraft, pursuant to which he will reimburse Sherwin-Williams for the aggregate incremental cost of his personal use of Company aircraft in excess of $150,000 on an annual basis. Under the agreement, Mr. Morikis is permitted to lease Company aircraft from time to time on an “as needed and as available” basis. The Committee determined it was appropriate for Sherwin-Williams to enter into the agreement with Mr. Morikis for his personal safety and security as our CEO and to maximize his time given his significant duties and responsibilities to Sherwin-Williams.

Additional information regarding the aggregate incremental cost of perquisites paid for by Sherwin-Williams during 2021 to our named executives is set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Internal Pay Equity

Our compensation program is designed so that compensation opportunities are similar for executives with comparable responsibilities, experience, and tenure. Our executive compensation program uses the same compensation components for our executives, but results in different pay levels due to an executive’s market compensation, position, and performance. To maintain internal equity in connection with grants of stock options and PRSUs, the Committee generally grants the same number of stock options and PRSUs to employees who are in similar pay grades.

Tally Sheets

When approving changes in compensation for our named executives, we prepare a tally sheet for each named executive. Tally sheets set forth the dollar amounts of all components of each named executive’s current compensation, including base salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings plans, health and welfare programs, and other executive benefits. Tally sheets also quantify the potential payments to our named executives in the event of retirement and termination following a change in control.

Tally sheets allow the Committee and management to assess how a change in the amount of each compensation component affects each named executive’s total compensation and to provide overall perspective on each named executive’s total compensation. Based upon its most recent review, the Committee determined that total compensation, in the aggregate, for each of our named executives is consistent with the Committee’s expectations. The Committee did not increase or decrease the amount of compensation of our named executives solely based upon the review of tally sheets.

Executive Stock Ownership Requirements

We have established minimum share ownership requirements for our executives to encourage meaningful stock ownership in Sherwin-Williams. Information about our executive stock ownership requirements is included under the heading “Stock Ownership Guidelines” in the Corporate Governance Practices and Policies section.

46	2022 PROXY STATEMENT

Retirement Plans and Other Benefits

We provide our named executives with various tax-qualified and nonqualified retirement and savings plans, health and welfare programs, and other executive benefits. We annually review these programs in connection with our review of the overall compensation packages of our named executives and tally sheets. Additional information about these programs is set forth in the executive compensation tables and the accompanying narrative discussion.

Clawback and Recapture Policy

We have a policy allowing Sherwin-Williams to recapture or “clawback” incentive compensation paid or payable to our named executives and other key employees in the event of a financial restatement. Information about our policy is included under the heading “Clawback and Recapture Policy” in the Corporate Governance Practices and Policies section.

Anti-Hedging and Anti-Pledging Policy

Directors and all employees, including our executive officers, are prohibited from engaging in hedging transactions with respect to Sherwin-Williams securities. We also prohibit our directors, executive officers, and certain of our other employees that are subject to the preclearance procedures of our Insider Trading Policy from holding our securities in margin accounts or otherwise pledging our securities for a loan. Additional information about our policy is included under the heading “Anti-Hedging and Anti-Pledging Policy” in the Corporate Governance Practices and Policies section.

Change in Control Agreements

To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by the possible threat of a takeover, we entered into change in control severance pay agreements with our executives, including each of our named executives. Given the heightened focus on change in control agreements, the Committee engaged its compensation consultant in 2019 to compare our change in control severance pay agreements to prevailing market practices. Based upon such review, the Committee believes that the material terms of the severance agreements, which include a double-trigger provision, are generally in line with market practices.

Potential cash severance payments are based upon a multiplier of base salary and annual cash incentive pay. These severance pay agreements have not been a significant factor in setting compensation levels and have not affected the Committee’s decisions with respect to compensation components. Additional information regarding the severance agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments Upon Termination or Change in Control” in the Executive Compensation Tables section.

Policy Concerning Future Severance Agreements

We have a policy that provides we will not enter into any future severance agreements (including material amendments of existing agreements) with a senior executive providing for cash severance payments exceeding 2.99 times base salary and bonus without shareholder approval or ratification. For purposes of this calculation, cash severance payments do not include the acceleration of equity-based awards, vacation pay, retirement benefits, health continuation coverage, and outplacement services. In addition, the policy provides that future executive severance agreements will not include any tax gross-up payments. The policy was adopted in February 2010 (after Sherwin-Williams entered into severance agreements with Messrs. Morikis and Ippolito).

Key Employee Separation Plan

Under the Key Employee Separation Plan (as amended, the KESP), certain key employees, including our named executives, are entitled, subject to execution and non-revocation of a release of claims, to certain severance payments and benefits in the event their employment is involuntarily terminated by Sherwin-Williams for reasons other than cause, death, or disability prior to a change in control.

Additional information regarding the KESP, including the estimated amounts payable to our named executives upon termination of employment without cause prior to a change in control, is set forth under the heading “Potential Payments Upon Termination or Change in Control” in the Executive Compensation Tables section.

47

Compensation Risk Assessment

The Compensation Committee annually assesses the risks related to our compensation policies and practices. During 2021, the Compensation Committee engaged Compensation Advisory Partners to conduct a comprehensive risk assessment of our incentive compensation programs, plans, and policies. Compensation Advisory Partners presented the risk assessment to the Compensation Committee.

Based upon the assessment, the Compensation Committee and Compensation Advisory Partners concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Sherwin-Williams. The following factors help mitigate against employees taking excessive or unnecessary risks.

•	We utilize a balanced approach to compensation, which combines fixed and variable pay, short-term and long-term time horizons, and cash and equity.

•	We have diversified incentive compensation metrics with performance goals focused on growth, profitability, and managing capital at different levels within our Company.

•	We design our incentive compensation plans without steep payout cliffs that might encourage short-term business decisions that are inconsistent with our long-term business strategy.

•	Performance incentives are capped at maximum payout amounts.

•	We grant equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance.

•	Our equity plans include a “double-trigger” acceleration provision with respect to vesting in connection with a change in control.

•	We have significant stock ownership guidelines for our directors and executives.

•	We regularly benchmark our current compensation practices, policies, and pay levels against peer companies and have a pay philosophy that targets market median compensation.

•	We prohibit the hedging and pledging of our securities by our directors and employees, including our executive officers.

•	The Compensation Committee reviews tally sheets for our named executives that provide a holistic view of each executive’s compensation.

•	We have a clawback and recapture policy allowing us to “clawback” incentive compensation earned by executives and key employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in Sherwin-Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and this Proxy Statement.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Kerrii B. Anderson, Chair

Christine A. Poon

Michael H. Thaman

Steven H. Wunning

48	2022 PROXY STATEMENT

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executives for the 2021, 2020, and 2019 fiscal years.

Name and Principal Position*	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

John G. Morikis Chairman and CEO	2021	1,368,231	-0-	5,895,615	4,496,806	3,284,000	-0-	799,108	15,843,760
	2020	1,339,000	-0-	5,742,396	3,904,509	3,776,000	-0-	561,379	15,323,284
	2019	1,333,000	-0-	6,275,997	4,140,974	2,590,000	-0-	514,760	14,854,731

Allen J. Mistysyn Senior Vice President – Finance and Chief Financial Officer	2021	786,562	-0-	1,500,702	1,113,760	1,062,000	-0-	251,198	4,714,222
	2020	750,088	-0-	1,479,102	972,269	1,167,000	-0-	190,739	4,559,198
	2019	739,303	-0-	1,423,422	1,047,143	793,000	-0-	172,544	4,175,412

Peter J. Ippolito President and General Manager, Industrial Wood Division, PCG	2021	707,085	-0-	1,179,123	918,852	876,000	-0-	245,733	3,926,793
	2020	630,028	-0-	1,131,078	771,642	948,000	-0-	221,536	3,702,284
	2019	621,562	-0-	1,164,618	809,156	866,000	-0-	156,703	3,618,039

Mary L. Garceau Senior Vice President, General Counsel and Secretary	2021	655,767	-0-	964,737	730,905	787,000	-0-	184,386	3,322,795
	2020	640,097	-0-	870,060	601,881	996,000	-0-	135,780	3,243,818

Heidi G. Petz President and COO	2021	559,618	-0-	976,542	814,437	761,000	-0-	159,573	3,271,170

Justin T. Binns President, TAG	2021	575,000	-0-	750,351	751,788	668,000	-0-	114,119	2,859,258

*

All principal positions listed reflect positions currently held by the named executives. Compensation information is not shown for 2019 for Ms. Garceau and for 2019 and 2020 for Ms. Petz and Mr. Binns because they were not named executives during those years.

[1]

Values reflect PRSUs granted to our named executives. The value of PRSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values included in this column assume a target level of performance based on the fair market value per share of our common stock (the average of the highest and lowest reported sale prices per share) on the grant date.

The following table sets forth the aggregate grant date fair value for the PRSUs reflected in this column assuming the highest level of performance conditions will be achieved.

	2021	2020	2019

John G. Morikis	$11,791,230	$11,484,792	$12,551,994

Allen J. Mistysyn	3,001,404	2,958,204	2,846,844

Peter J. Ippolito	2,358,246	2,262,156	2,329,236

Mary L. Garceau	1,929,474	1,740,120	—

Heidi G. Petz	1,953,084	—	—

Justin T. Binns	1,500,702	—	—

49

[2]

Values reflect stock options granted to our named executives. The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model with weighted-average assumptions, as described in Note 13 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

[3]	Amounts for 2021 include compensation under the following plans and programs.

	Morikis	Mistysyn	Ippolito	Garceau	Petz	Binns

Pension Investment Plan	$17,100	$14,250	$17,100	$9,975	$8,550	$11,400

401(k) Plan	17,400	17,400	16,714	11,700	17,400	17,400

Deferred Compensation Savings Plan	631,050	182,992	164,496	135,068	75,489	75,400

Executive Life Insurance Plan	49,430	13,273	28,181	-0-	-0-	-0-

Executive Disability Income Plan	4,620	3,850	3,754	3,609	3,094	3,162

Charitable Matching Gifts	-0-	-0-	-0-	1,000	152	-0-

Perquisites	79,508	19,433	15,488	23,034	54,888	6,757

Reimbursement of Taxes	-0-	-0-	-0-	-0-	-0-	-0-

Total	$799,108	$251,198	$245,733	$184,386	$159,573	$114,119

•	Pension Investment Plan — Company contributions under our Salaried Employees’ Revised Pension Investment Plan, a tax-qualified defined contribution plan.

•	401(k) Plan (formerly known as the Employee Stock Purchase and Savings Plan) — Company matching contributions under our tax-qualified 401(k) plan.

•	Deferred Compensation Savings Plan — Company contributions under our 2005 Deferred Compensation Savings and Pension Equalization Plan.

•

Executive Life Insurance Plan — the dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan. This plan was frozen to new participants beginning in January 2008.

•	Executive Disability Income Plan — Company payments for premiums under our Executive Disability Income Plan.

•

Charitable Matching Gifts — charitable matching contributions under The Sherwin-Williams Foundation Matching Gifts Program, pursuant to which the Foundation will match, on a 1:1 basis, gifts of $100 or more, up to an annual maximum of $3,000, made to qualifying nonprofit organizations and educational institutions.

•

Perquisites — the aggregate incremental cost to Sherwin-Williams of perquisites consisting of: (a) $10,562, $6,785, $10,164, $6,757, $8,381, and $8,571 for Messrs. Morikis, Mistysyn, Ippolito, and Binns and Mses. Garceau and Petz, respectively, for health-related perquisites, which may include an executive physical and COVID-19 testing; (b) $4,000 for Messrs. Morikis, Mistysyn, and Ippolito and Mses. Garceau and Petz, respectively, for identity theft protection and cybersecurity services; (c) $59,946, $7,798, $6,388, and $2,763 for Messrs. Morikis and Mistysyn and Mses. Garceau and Petz, respectively, for personal use of corporate aircraft; (d) $37,404 for Ms. Petz for our automobile program and parking; (e) $441 for Mr. Ippolito for personal use of company tickets to sporting or other entertainment events; and (f) $5,000, $850, $883, $4,265, and $2,150 for Messrs. Morikis, Mistysyn, and Ippolito and Mses. Garceau and Petz, respectively, for executive financial planning.

Personal Use of Corporate Aircraft. Under our executive travel policy, the Board strongly recommends that our CEO use Company aircraft at all times when he is traveling, whether for business or personal reasons. In connection with this policy, the Compensation Committee approved Sherwin-Williams entering into an aircraft time sharing agreement with Mr. Morikis and an annual allowance for Mr. Morikis’ personal use of Company aircraft, pursuant to which he will reimburse Sherwin-Williams for the aggregate incremental cost (as described below) of his personal use of Company aircraft in excess of $150,000 on an annual basis. Our CEO also has the authority to authorize the personal use of Company aircraft by other members of senior management. We believe this policy is similar to the policies of many other large public companies.

The aggregate incremental cost of personal use of corporate aircraft is based upon the actual variable operating costs incurred as a result of such personal use, including fuel costs, hourly maintenance and repair costs, hangar and landing fees, insurance obtained for specific flights, customs, permits and similar fees, ground transportation, catering costs, travel expenses for the flight crew, and other smaller variable costs. Incremental costs associated with the auxiliary power unit

50	2022 PROXY STATEMENT

(APU) are also included and calculated on an annual basis by dividing the total APU usage for the year by the total flight hours for such year and then multiplying such hourly average rate by the aggregate hours of the executive’s personal use of the aircraft. The incremental cost also includes the cost of “deadhead” flights, which are return or pick-up flights without passengers flown. Fixed operating costs, such as pilot salaries, depreciation, and insurance, that do not change based upon usage are not included. To the extent any use of corporate aircraft results in imputed income to an executive, we do not provide tax gross-ups on such income.

Automobile Program. Our automobile program terminates for our employees when they become executive officers of the Company. Ms. Petz participated in the program for a portion of the year prior to becoming an executive officer in March 2021. The amount shown for Ms. Petz includes the aggregate incremental cost of the program and related expenses.

Sporting and Other Events. From time to time, we provide tickets to sporting and other entertainment events to our employees, including our named executives, for business purposes. If the tickets are not needed for business purposes, they are made available to our employees for personal use. The incremental cost to Sherwin-Williams of such personal use includes the actual variable costs, such as catering, incurred by Sherwin-Williams as a result of the personal use, and does not include fixed costs, such as tickets, that do not change based upon usage.

Narrative Information Regarding the Summary Compensation Table

Salary.    The salary amounts disclosed in the table are the amounts of base salary earned by our named executives during the indicated year. For 2021, salaries earned by our named executives accounted for the following percentages of their total compensation set forth in the table: Mr. Morikis (8.6%), Mr. Mistysyn (16.7%), Mr. Ippolito (18.0%), Ms. Garceau (19.7%), Ms. Petz (17.1%), and Mr. Binns (20.1%).

Pension Investment Plan.    Our Salaried Employees’ Revised Pension Investment Plan is a tax-qualified money purchase pension plan that provides eligible U.S. salaried employees with a Company contribution based on an age and service formula. Our named executives participate in this plan on the same terms as other eligible employees.

401(k) Plan.    We provide our eligible U.S. salaried employees the opportunity to participate in our tax-qualified 401(k) plan. Under this plan, participants may contribute a percentage of their compensation on a pre-tax or after-tax basis and receive Company matching contributions. Our named executives participate in this plan on the same terms as our other eligible employees.

Deferred Compensation Savings Plan.    Our Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified plan that provides participating employees with the employer contributions the employees would have received under our qualified retirement plans, but for federal tax limitations. We do not pay guaranteed, above-market, or preferential interest or earnings on amounts deferred under this plan. Information about this plan is set forth in the 2021 Nonqualified Deferred Compensation Table and the accompanying narrative discussion.

51

2021 Grants of Plan-Based Awards Table

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options, and PRSUs during 2021 to our named executives.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Price Per Share on the NYSE on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(5)
Name/Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John G. Morikis

Annual Cash Incentive		-0-	2,189,170	4,378,340

PRSUs – Adjusted EPS Goal	2/16/2021				4,125	16,500	33,000				3,930,410

PRSUs – Adjusted RONAE Goal	2/16/2021				2,063	8,250	16,500				1,965,205

Stock Options	10/18/2021							64,600	295.83	297.35	4,496,806

Allen J. Mistysyn

Annual Cash Incentive		-0-	707,906	1,415,812

PRSUs – Adjusted EPS Goal	2/16/2021				1,050	4,200	8,400				1,000,468

PRSUs – Adjusted RONAE Goal	2/16/2021				525	2,100	4,200				500,234

Stock Options	10/18/2021							16,000	295.83	297.35	1,113,760

Peter J. Ippolito

Annual Cash Incentive		-0-	565,668	1,131,336

PRSUs – Adjusted EPS Goal	2/16/2021				825	3,300	6,600				786,082

PRSUs – Adjusted RONAE Goal	2/16/2021				413	1,650	3,300				393,041

Stock Options	10/18/2021							13,200	295.83	297.35	918,852

Mary L. Garceau

Annual Cash Incentive		-0-	524,614	1,049,228

PRSUs – Adjusted EPS Goal	2/16/2021				675	2,700	5,400				643,158

PRSUs – Adjusted RONAE Goal	2/16/2021				338	1,350	2,700				321,579

Stock Options	10/18/2021							10,500	295.83	297.35	730,905

Heidi G. Petz

Annual Cash Incentive		-0-	447,694	895,388

PRSUs – Adjusted EPS Goal	2/16/2021				290	1,158	2,316				275,843

PRSUs – Adjusted RONAE Goal	2/16/2021				145	579	1,158				137,922

PRSUs – Adjusted EPS Goal	3/16/2021				393	1,572	3,144				375,185

PRSUs – Adjusted RONAE Goal	3/16/2021				197	786	1,572				187,592

Stock Options	10/18/2021							11,700	295.83	297.35	814,437

Justin T. Binns

Annual Cash Incentive		-0-	460,000	920,000

PRSUs – Adjusted EPS Goal	2/16/2021				525	2,100	4,200				500,234

PRSUs – Adjusted RONAE Goal	2/16/2021				263	1,050	2,100				250,117

Stock Options	10/18/2021							10,800	295.83	297.35	751,788

[1]

Amounts reflect the threshold, target, and maximum annual cash incentive compensation amounts that could have been earned during 2021 based upon the achievement of performance goals under our 2007 Executive Annual Performance Bonus Plan. The amounts of annual cash incentive compensation earned in 2021 by our named executives were determined and paid in February 2022. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]

Amounts reflect the threshold, target, and maximum number of PRSUs granted during 2021 on the dates indicated in the table under our 2006 Equity and Performance Incentive Plan. Each grant of PRSUs will ultimately vest in February 2024, including the additional PRSUs received by Ms. Petz in March 2021 in connection with her promotion to President, TAG. The number of PRSUs that will ultimately vest in February 2024 is based upon the achievement of the performance goals over the 2021 – 2023 performance period.

[3]

Amounts reflect the number of stock options granted on October 18, 2021 under our 2006 Equity and Performance Incentive Plan. These stock options vest at the rate of one-third per year on the first, second, and third anniversary dates of the grant and expire on October 17, 2031.

[4]	The exercise price equals the average of the highest and lowest reported sale prices per share of our common stock on the grant date, October 18, 2021.

52	2022 PROXY STATEMENT

[5]

The value of PRSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values included in this column assume a target level of performance based on the fair market value per share of our common stock (the average of the highest and lowest reported sale prices per share) on the grant date.

The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model. The assumptions used in this model are as described in Note 13 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Narrative Information Regarding the 2021 Grants of Plan-Based Awards Table

Annual Cash Incentive.    The non-equity incentive plan awards set forth in the table reflect annual cash incentive compensation that could have been earned by our named executives during 2021 under our 2007 Executive Annual Performance Bonus Plan, based upon the achievement of financial and operating performance goals. More information is set forth under the heading “Annual Cash Incentive Compensation” in the CD&A.

PRSUs.    During 2021, we granted PRSUs pursuant to our 2006 Equity and Performance Incentive Plan, which consisted of two grants of PRSUs—one grant with adjusted EPS as the performance goal and one grant with adjusted RONAE as the performance goal. We include additional information about our PRSU program under the heading “Long-Term Equity Incentive Compensation” in the CD&A.

The threshold amounts for the PRSUs set forth in the table correspond to 25% of the target number of PRSUs vesting, which is the number of PRSUs that will vest for the specified minimum level of performance. The maximum amounts set forth in the table reflect a number of PRSUs equal to 200% of the target number of PRSUs (and, correspondingly, the setting of above-target goals higher, making achievement of the goals more difficult to attain) to provide an incentive for above-target performance.

The payment of dividend equivalents on unvested PRSUs is deferred, and dividend equivalents are paid only if and to the extent the PRSUs vest based on the achievement of the financial and operating performance goals. Dividend equivalents are paid at the same rate as dividends on Sherwin-Williams common stock are paid to our shareholders. During 2021, the quarterly dividend rate was $0.55 per share. In February 2022, the Board announced an increase in the quarterly dividend rate to $0.60 per share, with the first dividend payable on March 11, 2022.

Stock Options.    We grant stock options pursuant to our 2006 Equity and Performance Incentive Plan. Stock options vest at the rate of one-third per year on the first, second, and third anniversary dates of the grant and have a term of ten years. We include additional information about stock option grants under the heading “Long-Term Equity Incentive Compensation” in the CD&A.

53

Outstanding Equity Awards at December 31, 2021 Table

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested RSUs and PRSUs outstanding at December 31, 2021 for our named executives.

	Option Awards					Stock Awards

Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(8) ($)

John G. Morikis	10/17/2018	115,969	-0-	136.85	10/16/2028	72,757	(2)	25,622,105	(2)	59,400	(3)	20,918,304

	10/16/2019	69,600	34,800	186.85	10/15/2029					49,500	(4)	17,431,920

	10/20/2020	25,302	50,598	227.05	10/19/2030

	10/18/2021	-0-	64,600	295.83	10/17/2031

Allen J. Mistysyn	10/24/2016	14,520	-0-	92.55	10/23/2026	16,502	(2)	5,811,344	(2)	15,300	(3)	5,388,048

	10/18/2017	28,020	-0-	127.98	10/17/2027					12,600	(4)	4,437,216

	10/17/2018	27,000	-0-	136.85	10/16/2028

	10/16/2019	17,601	8,799	186.85	10/15/2029

	10/20/2020	6,300	12,600	227.05	10/19/2030

	10/18/2021	-0-	16,000	295.83	10/17/2031

Peter J. Ippolito	10/16/2013	1,662	-0-	60.16	10/15/2023	13,502	(2)	4,754,864	(2)	11,700	(3)	4,120,272

	10/22/2014	1,317	-0-	75.91	10/21/2024					9,900	(4)	3,486,384

	10/16/2015	1,251	-0-	79.85	10/15/2025

	10/18/2016	1,110	-0-	90.04	10/17/2026

	10/18/2017	11,100	-0-	127.98	10/17/2027

	10/17/2018	22,200	-0-	136.85	10/16/2028

	10/16/2019	13,602	6,798	186.85	10/15/2029

	10/20/2020	5,001	9,999	227.05	10/19/2030

	10/18/2021	-0-	13,200	295.83	10/17/2031

Mary L. Garceau	10/22/2014	3,840	-0-	75.91	10/21/2024	10,501	(2)	3,698,032	(2)	9,000	(3)	3,169,440

	10/16/2015	1,251	-0-	79.85	10/15/2025					8,100	(4)	2,852,496

	10/18/2016	4,350	-0-	90.04	10/17/2026

	2/14/2017	3,000	-0-	102.81	2/13/2027

	10/18/2017	18,600	-0-	127.98	10/17/2027

	10/17/2018	16,500	-0-	136.85	10/16/2028

	10/16/2019	11,001	5,499	186.85	10/15/2029

	10/20/2020	3,900	7,800	227.05	10/19/2030

	10/18/2021	-0-	10,500	295.83	10/17/2031

Heidi G. Petz	10/18/2017	840	-0-	127.98	10/17/2027	3,751	(2)	1,320,952	(2)	3,600	(3)	1,267,776

	10/17/2018	1,158	-0-	136.85	10/16/2028	1,089	(5)	383,502	(7)	8,190	(4)	2,884,190

	10/16/2019	4,002	1,998	186.85	10/15/2029	519	(6)	182,771	(7)

	10/20/2020	1,800	3,600	227.05	10/19/2030

	10/18/2021	-0-	11,700	295.83	10/17/2031

Justin T. Binns	7/15/2014	849	-0-	67.74	7/14/2024	4,877	(2)	1,717,484	(2)	4,050	(3)	1,426,248

	10/22/2014	714	-0-	75.91	10/21/2024					6,300	(4)	2,218,608

	10/16/2015	609	-0-	79.85	10/15/2025

	10/18/2016	13,500	-0-	90.04	10/17/2026

	10/18/2017	11,100	-0-	127.98	10/17/2027

	10/17/2018	8,100	-0-	136.85	10/16/2028

	10/16/2019	4,800	2,400	186.85	10/15/2029

	10/20/2020	1,701	3,399	277.05	10/19/2030

	10/18/2021	-0-	10,800	295.83	10/17/2031

54	2022 PROXY STATEMENT

[1]	Options vest at the rate of one-third per year on the first, second, and third anniversaries of the grant date.

[2]

166.68% of the target number of PRSUs vested in February 2022 based upon the achievement of the performance goals for the three-year performance period that ended on December 31, 2021. The value of these PRSUs reflects the number of PRSUs earned multiplied by the closing price per share of our common stock on December 31, 2021 ($352.16), plus the amount of cash dividend equivalents that were paid on the earned shares upon vesting.

[3]	PRSUs vest in February 2023 on the date the Compensation Committee determines the level of achievement of the performance goals. The number of these PRSUs reflects the maximum level of performance.

[4]	PRSUs vest in February 2024 on the date the Compensation Committee determines the level of achievement of the performance goals. The number of these PRSUs reflects the maximum level of performance.

[5]	RSUs granted to Ms. Petz prior to her roles held during 2021. The RSUs vest in October 2022.

[6]	RSUs granted to Ms. Petz prior to her roles held during 2021. The RSUs vest in February 2023.

[7]

Calculated by multiplying the number of RSUs by the closing price per share of our common stock on December 31, 2021 ($352.16). The values of these RSUs do not include dividend equivalents as the payment of dividend equivalents on unvested RSUs is deferred and paid only if and to the extent the units vest.

[8]

Calculated by multiplying the number of PRSUs by the closing price per share of our common stock on December 31, 2021 ($352.16). The values of these PRSUs do not include dividend equivalents as the payment of dividend equivalents on unvested PRSUs is deferred and paid only if and to the extent the units vest.

2021 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and PRSUs vested during 2021 for our named executives.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John G. Morikis	156,251	25,087,713	50,628	12,059,843

Allen J. Mistysyn	24,609	4,871,053	9,459	2,253,181

Peter J. Ippolito	14,331	3,103,773	8,346	1,988,059

Mary L. Garceau	3,354	801,651	6,120	1,457,815

Heidi G. Petz	—	—	795	189,373

Justin T. Binns	—	—	3,339	795,367

[1]

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price per share of our common stock. The market price per share is equal to the average of the highest and lowest reported sale prices per share of our common stock on the date of exercise.

[2]

The value realized on the vesting of PRSUs is equal to the number of units vested multiplied by the market price per share of our common stock. The market price per share is equal to the average of the highest and lowest reported sale prices per share of our common stock on the vesting date.

55

2021 Nonqualified Deferred Compensation Table

The following table sets forth information for 2021 relating to our 2005 Deferred Compensation Savings and Pension Equalization Plan (the Deferred Plan) and our 2005 Key Management Deferred Compensation Plan (the Key Management Plan).

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawal/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

John G. Morikis	Deferred Plan	-0-	631,050	559,719	-0-	5,083,321

Allen J. Mistysyn	Deferred Plan	-0-	182,992	283,271	-0-	1,847,727

Peter J. Ippolito	Deferred Plan	-0-	164,496	303,730	-0-	1,685,112

Mary L. Garceau	Deferred Plan	-0-	135,068	112,876	-0-	779,813

	Key Management Plan	-0-	-0-	14,633	-0-	91,266

Heidi G. Petz	Deferred Plan	-0-	75,489	33,247	-0-	198,736

Justin T. Binns	Deferred Plan	-0-	75,400	55,343	-0-	277,188

[1]	Amounts represent Company contributions for each named executive. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

[2]

Amounts include earnings, dividends, and interest provided on account balances, including the change in value of the underlying investments in which our named executives are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

[3]

Amounts represent each named executive’s aggregate account balance at December 31, 2021. The amounts include Company contributions, which are also reported in the “All Other Compensation” column of the Summary Compensation Table. The table below sets forth the portion of these aggregate account balances that were reported as compensation in the Summary Compensation Table for 2019, 2020, and 2021.

Name	Amount Reported ($)

John G. Morikis	1,474,410

Allen J. Mistysyn	446,363

Peter J. Ippolito	401,874

Mary L. Garceau	238,186

Heidi G. Petz	75,489

Justin T. Binns	75,400

Material Features of the Deferred Plan and Key Management Plan

The Deferred Plan is an unfunded nonqualified deferred compensation plan that provides eligible participants with Company-only contributions that a participant would have otherwise received under our qualified retirement plans, but for certain federal tax limitations.

There are two benefit components to the deferred compensation savings portion of the plan: (a) the Company matching contribution under our 401(k) Plan that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the Code); and (b) the Company contribution under our Salaried Employees’ Revised Pension Investment Plan that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Code. All of our named executives participated in both of these components during 2021.

The Key Management Plan is an unfunded nonqualified deferred compensation plan pursuant to which employees who participate in our management incentive plan or other identified management employees may elect to defer up to 100% of their base salary and bonus.

56	2022 PROXY STATEMENT

All Company contributions provided under the Deferred Plan and all participant deferrals provided under the Key Management Plan are credited in the form of units and accrue earnings in accordance with the hypothetical investment options selected by the participant. The investment options contained in the plans are the same investment options provided to participants in our qualified retirement plans. We do not pay guaranteed, above-market, or preferential interest or earnings on amounts deferred. Participant account balances will be distributed in a lump sum upon death, disability, separation from service or, for the Key Management Plan, a specified date, unless equal annual installments (not to exceed fifteen years) are elected for distributions upon death, disability or separation from service for retirement. In the event of a change in control, account balances are distributed in a lump sum within ninety days.

Potential Payments Upon Termination or Change in Control

The following information and table set forth the payments to each of our named executives in the event of a termination of employment as a result of retirement, involuntary termination, death, disability, voluntary termination, termination for cause, and termination following a change in control. The information and amounts shown in the table assume that each named executive was terminated on December 31, 2021.

Assumptions and General Principles

The following assumptions and general principles apply with respect to the table.

•

The table reflects amounts earned at December 31, 2021 and includes estimates of amounts that would be paid to the named executive upon the occurrence of certain terminations of employment, as described above. The actual amounts to be paid to a named executive can only be determined at the time of the termination.

•

A named executive is entitled to receive amounts earned during their term of employment regardless of the manner in which the named executive’s employment is terminated. These amounts include base salary, unused vacation pay, and annual cash incentive compensation. These amounts are not shown in the table, except for potential annual cash incentive compensation, as described below.

•

Because we assume a December 31, 2021 termination date, each of our named executives would have been entitled to receive the annual cash incentive compensation earned under our 2007 Executive Annual Performance Bonus Plan for 2021. Therefore, the amounts set forth in the table for annual cash incentive compensation are the amounts actually earned by the named executives during 2021. These amounts are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•

Our 2006 Equity and Performance Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards in connection with a change in control. Please refer to the information set forth under the heading “Change in Control” for a more detailed explanation of the treatment of equity awards under our equity plan in the event of a change in control.

•

A named executive may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive shares of common stock with respect to any restricted stock units for which the vesting period has expired prior to the date of termination. Any payments related to these stock options and restricted stock units are not included in the table because they are not severance payments.

•

The amounts shown in the table for stock options reflect the difference between the closing price per share of our common stock on December 31, 2021 ($352.16) and the exercise price for each option for which vesting continued or accelerated. The amounts shown in the table for restricted stock units reflect the number of units for which the vesting continued or accelerated multiplied by the closing price per share of our common stock on December 31, 2021 ($352.16). The amounts shown in the table for PRSUs assume such awards will be earned at a target level of performance.

•

Our 2021 stock option and restricted stock units award agreements include restrictive covenants regarding the protection of our intellectual property, the confidentiality of our proprietary information, and non-competition and non-solicitation restrictions that apply during the term of employment with Sherwin-Williams and for the two- and three-year periods thereafter, respectively. For purposes of the table, we have assumed the named executives have complied with these restrictive covenants.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our 401(k) Plan and any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

•

The amounts shown in the table for excise taxes payable as a result of a change in control are estimates for proxy disclosure purposes only. Payments upon an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analysis, and the value of covenants not to compete.

57

Retirement

A named executive is eligible to elect retirement upon satisfying the criteria for retirement (age 65, age 55 – 59 with at least 20 years of vesting service, or age 60 or older if the combination of age and years of vesting service equals at least 75). In the event of retirement and required notice: (a) all outstanding stock options will continue to vest in accordance with their terms; and (b) all outstanding restricted stock units will continue to vest, with PRSUs continuing to be subject to the attainment of the applicable performance goals, as if the named executive had continued employment throughout the restriction period.

At December 31, 2021, Messrs. Morikis and Ippolito were the only named executives eligible for retirement.

Involuntary Termination

All of the named executives participate in the Key Employee Separation Plan (KESP). Under the KESP, the named executives are entitled, subject to execution and non-revocation of a release of claims against Sherwin-Williams, to certain severance payments and benefits in the event their employment is involuntarily terminated prior to a change in control by Sherwin-Williams for reasons other than cause, death, or disability. These payments and benefits include: (a) a cash severance amount equal to a factor (2, for Mr. Morikis, and 1.5, for Messrs. Mistysyn, Ippolito, and Binns and Mses. Garceau and Petz) multiplied by such participant’s annual base salary and target annual cash incentive compensation (with salary paid in installments over a 2-year period, for Mr. Morikis, and over a 1.5-year period, for Messrs. Mistysyn, Ippolito, and Binns and Mses. Garceau and Petz, and incentive amounts paid on the applicable incentive payment dates during such period); (b) a prorated annual cash incentive compensation payment based on the portion of the year the executive was employed with Sherwin-Williams (subject to the attainment of the applicable performance goals and paid after the end of the performance period); (c) continuation of medical and dental coverage benefits until the earliest of: (i) reaching the age of 65, (ii) the date similar benefits are provided by another employer, and (iii) 18 months following the termination of employment; (d) reasonable outplacement assistance for expenses actually incurred, as approved by the Compensation Committee; and (e) continued vesting of equity awards (2 years, for Mr. Morikis, 18 months, for each of Messrs. Mistysyn, Ippolito, and Binns and Mses. Garceau and Petz, or such longer period as provided in the applicable equity award agreements), with PRSUs continuing to be subject to the attainment of the applicable performance goals. As described above, the named executives must sign a release of claims against Sherwin-Williams to receive payment under the KESP, which release includes restrictive covenants regarding the protection of our intellectual property, the confidentiality of our proprietary information, non-competition and non-solicitation restrictions that apply following termination of employment, and a requirement not to disparage Sherwin-Williams. For purposes of the table, we have assumed the named executives have complied with these restrictive covenants.

Death and Disability

In the event of the death or disability of a named executive, all outstanding stock options will immediately vest and become exercisable. With respect to restricted stock units, (a) all RSUs will immediately vest and (b) the greater of (i) 100% of the target PRSUs and (ii) the vesting percentage of the target PRSUs (based on the results of the performance metric measured as of the end of the last completed fiscal quarter preceding the date of the named executive’s death or disability and the projected forecast of the performance metric over the remaining restriction period) will immediately vest.

In addition, Messrs. Morikis, Mistysyn, and Ippolito participate in our executive life insurance plan. Under our executive life insurance plan, the beneficiary of a named executive is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4 times the named executive’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4 times the named executive’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5 times the named executive’s base salary at age 62. All such named executives were less than 62 years of age on December 31, 2021. This plan was frozen to new participants beginning in January 2008.

Each named executive also participates in one of two executive long-term disability plans. The original plan was frozen to new participants effective January 1, 2008, and only Messrs. Morikis, Mistysyn, and Ippolito participate in this plan. Upon the occurrence of a disability under the frozen plan, a covered named executive will receive an annual benefit equal to 60% of base salary until the earliest of: (a) age 65; (b) recovery from the disability; (c) the date the named executive begins receiving retirement plan benefits; and (d) death. Mses. Garceau and Petz and Mr. Binns participate in the second plan that was adopted as of January 1, 2013 to cover executives not otherwise eligible for the original frozen plan, and it provides substantially similar benefits, subject to a benefit cap of $35,000 per month, until the earliest of: (a) Social Security normal retirement age (or, if age 60 or older at the time of disability, a period of 12 – 60 months depending on the executive’s age); (b) recovery from the disability; and (c) death. The amounts set forth in the table for the named executives reflect the amount of the first annual payment (60% multiplied by the named executive’s 2021 base salary) under the plans.

58	2022 PROXY STATEMENT

Voluntary Termination and Termination for Cause

A named executive is not entitled to receive any additional forms of severance payments or benefits upon their voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement or upon termination for cause.

Change in Control

Our 2006 Equity and Performance Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates their employment for good reason (as such term is defined in the plan). If a participant’s employment is terminated under either of those circumstances, their outstanding awards will immediately vest and become exercisable in full. Awards that are not assumed by the surviving entity will immediately vest and become exercisable in full.

We also entered into change in control severance agreements with each of our named executives. In general, a change in control will be deemed to have occurred under our 2006 Equity and Performance Incentive Plan and the severance agreements if: (a) a person or group buys 30% or more of Sherwin-Williams common stock (excluding certain purchases by Sherwin-Williams or its benefit plans, purchases approved by Sherwin-Williams or in connection with certain “friendly” business transactions, and certain inadvertent purchases); (b) Sherwin-Williams experiences a turn-over (not approved by Sherwin-Williams) of more than half of its directors during a two-year period; (c) Sherwin-Williams closes a reorganization, merger, consolidation, or significant sale of assets resulting in a substantial change in its ownership or leadership; or (d) Sherwin-Williams’ shareholders approve its liquidation or dissolution.

The severance agreements provide that upon a termination of employment within the two-year period following a change in control (other than upon a termination for cause or by reason of death or disability) or if the named executive terminates their employment in certain circumstances defined in the agreement which constitute good reason, in addition to the accelerated vesting of stock options and restricted stock units described above, each will receive:

•

a lump sum severance payment in an amount equal to 3 times (for Mr. Morikis) or 2.5 times (for Messrs. Mistysyn, Ippolito, and Binns and Mses. Garceau and Petz) the sum of (a) the named executive’s highest rate of base salary during the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive compensation received by the named executive for each of the three years prior to the date of termination and (ii) the named executive’s target annual cash incentive compensation for the year in which the termination occurs;

•

a lump sum amount equal to the prorated portion of any annual cash incentive compensation earned by the named executive through the date of termination, assuming achievement of the greater of target level of the performance goals and actual performance;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the named executive’s then-current base salary; and

•

(for Messrs. Morikis and Ippolito) an amount equal to the excise tax and taxes thereon charged, if any, to the named executive as a result of any change in control payments; provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount, which would cause the excise tax to be assessed, the severance payments shall be reduced to a level that would cause no excise tax to apply.

The amounts set forth in the table assume that each named executive’s employment was terminated upon a change in control and that each named executive would receive the benefits provided for under the severance agreement.

59

Estimated Payments Upon Termination or Change in Control Table

Event	Morikis	Mistysyn	Ippolito	Garceau	Petz	Binns
Retirement
Annual cash incentive	$3,284,000	N/A	$876,000	N/A	N/A	N/A
Continued vesting of stock options	15,722,022	N/A	3,118,308	N/A	N/A	N/A
Continued vesting of restricted stock units	34,546,896	N/A	6,655,824	N/A	N/A	N/A

Total	$53,552,918	N/A	$10,650,132	N/A	N/A	N/A
Involuntary Termination
Annual cash incentive	$3,284,000	$1,062,000	$876,000	$787,000	$761,000	$668,000
Continued vesting of stock options	13,296,114	2,543,220	1,997,304	1,594,124	775,174	812,344
Continued vesting of restricted stock units	25,830,936	6,180,408	4,912,632	3,803,328	1,992,521	1,743,192
Cash severance payment	7,136,339	2,143,875	1,868,502	1,779,232	1,571,541	1,552,500
Continued health care benefits	23,122	29,227	33,066	29,227	20,766	29,227
Outplacement services	137,900	80,000	68,000	66,154	60,000	57,500

Total	$49,708,411	$12,038,730	$9,755,504	$8,059,065	$5,181,002	$4,862,763
Death
Annual cash incentive	$3,284,000	$1,062,000	$876,000	$787,000	$761,000	$668,000
Accelerated stock options	15,722,022	3,932,229	3,118,308	2,476,363	1,439,746	1,430,357
Accelerated restricted stock units	34,546,896	8,399,016	6,655,824	5,229,576	3,434,616	2,852,496
Life insurance proceeds	5,516,001	3,200,001	2,720,000	N/A	N/A	N/A

Total	$59,068,919	$16,593,246	$13,370,132	$8,492,939	$5,635,362	$4,950,853
Disability
Annual cash incentive	$3,284,000	$1,062,000	$876,000	$787,000	$761,000	$668,000
Accelerated stock options	15,722,022	3,932,229	3,118,308	2,476,363	1,439,746	1,430,357
Accelerated restricted stock units	34,546,896	8,399,016	6,655,824	5,229,576	3,434,616	2,852,496
Disability benefits	827,400	480,000	408,000	396,924	360,000	345,000

Total	$54,380,318	$13,873,245	$11,058,132	$8,889,863	$5,995,362	$5,295,853
Change in Control with Termination
Annual cash incentive	$3,284,000	$1,062,000	$876,000	$787,000	$761,000	$668,000
Accelerated stock options	15,722,022	3,932,229	3,118,308	2,476,363	1,439,746	1,430,357
Accelerated restricted stock units	34,546,896	8,399,016	6,655,824	5,229,576	3,434,616	2,852,496
Cash severance payment	13,787,001	4,518,334	4,111,667	3,706,352	2,835,750	2,607,500
Continued health care benefits	23,122	29,227	33,066	29,227	20,766	29,227
Outplacement services	137,900	80,000	68,000	66,154	60,000	57,500
Excise tax	-0-	N/A	4,597,516	N/A	N/A	N/A

Total	$67,500,941	$18,020,806	$19,460,381	$12,294,672	$8,551,878	$7,645,080

60	2022 PROXY STATEMENT

2021 CEO Pay Ratio

As required by SEC rules, we disclose below the 2021 annual total compensation of our CEO, John G. Morikis, the 2021 annual total compensation of our median employee, and the ratio of these amounts. We calculated the annual total compensation for both Mr. Morikis and our median employee using the same methodology that is used for the Summary Compensation Table.

•	Mr. Morikis’ annual total compensation — $15,843,760

•	Our median employee’s annual total compensation — $43,321

•	Ratio of Mr. Morikis’ annual total compensation to our median employee’s annual total compensation — 366:1

For this pay ratio analysis of our employee population and to determine our median employee, we used November 1, 2021 as the determination date, which was within the last three months of our 2021 fiscal year. At November 1, 2021, we employed 61,496 persons in 58 countries, including 51,116 full-time employees and 10,380 part-time employees. We identified the median employee as of the determination date using total cash compensation (base salary, including overtime and cash incentive compensation, where applicable), which was consistently applied across our entire global employee population for the trailing 12 months preceding November 1, 2021 (excluding our CEO). In determining our median employee, we did not use any of the permitted exemptions. We also did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments), or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Mr. Morikis.

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Proposal 3 — Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, and oversight of our independent registered public accounting firm. To assure continuing audit independence and objectivity, the Audit Committee is involved in the selection of the firm’s lead engagement partner in accordance with SEC rules. Additionally, the Audit Committee has adopted a policy for pre-approving all audit and non-audit services to be performed by the firm and assesses the impact the provision of any non-audit services may have on the firm’s independence.

The Audit Committee has appointed Ernst & Young LLP (EY) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2022. EY has served as our independent auditor since 1908. Information regarding the services provided to us by EY during 2020 and 2021 is set forth in this section under the heading “Matters Relating to the Independent Registered Public Accounting Firm.”

At the Annual Meeting, our shareholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for 2022. The Audit Committee believes the continued retention of EY as our independent registered public accounting firm for 2022 is in the best interests of our Company and shareholders.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of EY to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice and to provide a means by which our shareholders may communicate their opinions to the Audit Committee. If our shareholders do not ratify the appointment of EY, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines such a change would be in the best interests of our Company and shareholders.

Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate shareholder questions.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 3 to ratify the appointment of Ernst & Young LLP

as Sherwin-Williams’ independent registered public accounting firm.

62	2022 PROXY STATEMENT

Matters Relating to the Independent Registered Public Accounting Firm

Fees Paid to EY

The following table sets forth the fees for services provided by EY during the fiscal years ended December 31, 2020 and December 31, 2021.

	2021	2020
Audit Fees	$5,957,000	$6,141,000
Audit-Related Fees	214,000	135,000
Tax Fees	1,023,000	949,000
All Other Fees	-0-	-0-

Total	$7,194,000	$7,225,000

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees.    These are fees for professional services rendered by EY for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q, and certain audits of foreign subsidiary financial statements required by local statutes.

Audit-Related Fees.    These are fees for assurance and related services rendered by EY that are reasonably related to the performance of the audit or the review of our financial statements and that are not included as audit fees. These include services rendered in connection with statutory and regulatory filings and engagements and employee benefit plan audits.

Tax Fees.    These are fees for professional services rendered by EY with respect to tax compliance, tax advice, and tax planning, including the review of certain tax returns, tax audit assistance, and consulting on tax planning matters.

All Other Fees.    These are fees for other services rendered by EY that do not meet the above category descriptions and are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by EY prior to its engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by EY during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The Chair reports to the Audit Committee at its next meeting all such services pre-approved since the last meeting.

All of the fees paid to EY for services rendered during 2020 and 2021 under the categories of Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees, as applicable, were pre-approved by the Audit Committee.

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Audit Committee Report

Management has primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls, and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also has discussed with Ernst & Young LLP the firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

AUDIT COMMITTEE

Jeff M. Fettig, Chair

Arthur F. Anton

Richard J. Kramer

Aaron M. Powell

Marta R. Stewart

Matthew Thornton III

64	2022 PROXY STATEMENT

Other Matters

Equity Compensation Plan Information

The following table provides information regarding our common stock that may be issued under our equity compensation plans at December 31, 2021.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	9,909,982	(1)	$147.83	(2)	10,152,287(3)

Equity compensation plans not approved by security holders	22,722	(4)	—		—

Total	9,932,704		$147.83	(2)	10,152,287(3)

[1]

Amount represents (a) 8,982,935 shares of common stock subject to outstanding stock options, 6,465 shares of common stock subject to outstanding RSUs, and 903,834 shares of common stock subject to outstanding PRSUs under our 2006 Equity and Performance Incentive Plan and (b) 16,748 shares of common stock subject to outstanding RSUs under our 2006 Stock Plan for Nonemployee Directors. PRSUs granted in 2019, which vested in February 2022 based upon the achievement of the performance goals for the three-year performance period that ended on December 31, 2021, reflect the actual level of performance. PRSUs granted in 2020 and 2021 assume the maximum level of performance.

[2]	The weighted average does not take into account shares relating to restricted stock units or shares relating to common stock units held by directors under our Director Deferred Fee Plan.

[3]

Amount represents 9,923,164 shares of common stock remaining available for future awards under our 2006 Equity and Performance Incentive Plan and 229,123 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors.

[4]

Amount represents 22,722 common stock units held by directors under our Director Deferred Fee Plan, which units are payable in stock generally upon the directors’ retirement. Additional information about our Director Deferred Fee Plan is set forth under the heading “Other Benefits” in the Director Compensation Program section.

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Security Ownership of Management, Directors, and Director Nominees

The following table sets forth information regarding shares of Sherwin-Williams common stock beneficially owned at February 22, 2022, the record date, and shares of common stock acquirable within 60 days of that date by (a) each current director and director nominee, (b) each named executive, and (c) all current directors, director nominees, and executive officers as a group. Unless otherwise noted, all of the directors, director nominees, and executives have sole voting and investment power over the shares of common stock listed or share voting and investment power with a spouse.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares of Common Stock Acquirable within 60 days(2)	Total	Percent of Common Stock Beneficially Owned
Kerrii B. Anderson	1,821	802	2,623	*
Arthur F. Anton	40,629	-0-	40,629	*
Justin T. Binns	13,916	41,373	55,289	*
Jeff M. Fettig	3,021	372	3,393	*
Mary L. Garceau	15,920	62,442	78,362	*
Peter J. Ippolito	46,479	57,243	103,722	*
Richard J. Kramer	16,689	10,196	26,885	*
Allen J. Mistysyn	59,201	93,441	152,642	*
John G. Morikis	388,128	210,871	598,999	*
Heidi G. Petz	3,487	7,800	11,287	*
Christine A. Poon	9,318	2,131	11,449	*
Aaron M. Powell	-0-	226	226	*
Marta R. Stewart	-0-	-0-	-0-	*
Michael H. Thaman	4,485	3,452	7,937	*
Matthew Thornton III	9,228	-0-	9,228	*
Steven H. Wunning	7,425	6,907	14,332	*

All current directors, director nominees, and executive officers as a group (22 persons)	657,719	594,236	1,251,955	*

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]	These amounts include shares of common stock held under our 401(k) Plan for which the executive officers have the right to direct the vote.

[2]

For named executives and executive officers, these amounts include shares of common stock for which the executives have the right to acquire beneficial ownership, within sixty days of February 22, 2022, through the exercise of stock options. For non-management directors, these amounts include (a) shares of common stock for which the directors have the right to acquire beneficial ownership, within sixty days of February 22, 2022, through the vesting of RSUs and (b) common stock units held by non-management directors under our Director Deferred Fee Plan, which units are payable in stock generally upon the directors’ retirement.

66	2022 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding shares of Sherwin-Williams common stock beneficially owned by persons or groups known to us to be beneficial owners of more than 5% of our common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(4)

The Sherwin-Williams Company 401(k) Plan 101 West Prospect Avenue Cleveland, Ohio 44115	20,639,085	(1)	7.9%

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	20,613,398	(2)	7.9%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	17,169,250	(3)	6.6%

[1]

Shares of common stock owned pursuant to our 401(k) Plan at December 31, 2021, which are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares in the same proportion as it votes those shares for which it receives proper instructions.

[2]

Based on a Schedule 13G/A filed on February 10, 2022 by The Vanguard Group (Vanguard), an investment adviser, Vanguard beneficially owned 20,613,398 shares of common stock at December 31, 2021. Of the total shares, Vanguard had sole dispositive power over 19,605,412 shares, shared dispositive power over 1,007,986 shares, sole voting power over none of the shares, and shared voting power over 413,497 shares.

[3]

Based on a Schedule 13G/A filed on February 1, 2022 by BlackRock, Inc. (BlackRock), BlackRock beneficially owned 17,169,250 shares of common stock at December 31, 2021. Of the total shares, BlackRock had sole voting power over 14,631,786 shares, sole dispositive power over all of the shares, and shared voting power and shared dispositive power over none of the shares.

[4]	Based on 260,547,638 shares of common stock outstanding at February 22, 2022, the record date.

Internet Availability of Proxy Materials

As permitted by SEC rules and regulations, we use the internet as the primary means of furnishing proxy materials to shareholders by sending a Notice of Internet Availability of Proxy Materials or email with instructions on how to access the proxy materials online at www.proxyvote.com and to request a printed copy of the proxy materials, if preferred.

If you received printed copies of the proxy materials this year and would like to access proxy materials online beginning next year, please follow the instructions located on our Investor Relations website, investors.sherwin-williams.com. We encourage shareholders to take advantage of the availability of proxy materials online to help reduce the environmental impact of our annual meetings and our related printing and mailing costs.

This Proxy Statement and our 2021 Annual Report are also available on our Investor Relations website, investor.sherwin-williams.com.

Eliminating Duplicate Mailings

Some brokers, banks, and similar organizations participate in the practice of “householding.” Under this procedure, beneficial owners of our common stock who share the same address or household may receive only one copy of our Notice of Internet Availability of Proxy Materials or, for those who received printed copies of proxy materials in the mail, only one copy of this Proxy Statement and our 2021 Annual Report, unless contrary instructions have been received from one or more of the shareholders. This procedure reduces our printing and mailing costs and supports our commitment to reduce the Company’s environmental footprint. Beneficial owners who participate in householding will continue to receive separate voting instruction forms.

We will promptly deliver to you upon written or oral request an additional copy of (i) our Notice of Internet Availability of Proxy Materials, this Proxy Statement, or our 2021 Annual Report or (ii) our proxy materials for future meetings if you write, email, or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Investor Relations; investor.relations@sherwin.com; or (216) 566-2000.

67

If you are a beneficial owner of our common stock and are receiving more than one copy of these proxy materials at a single address and would like to participate in householding in the future, please contact your broker, bank, or similar organization that holds your shares to request information about householding.

2021 Annual Report

We will provide to each shareholder who is solicited to vote at the Annual Meeting, upon request and without charge, a copy of our 2021 Annual Report. Please write, email, or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Investor Relations; investor.relations@sherwin.com; or (216) 566-2000.

Questions and Answers About the Annual Meeting

What is the purpose of the Annual Meeting?

During the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. The agenda includes the following proposals:

Item	Proposal	Board Recommendation	Page

1	Election of 11 directors	FOR each nominee	21

2	Advisory approval of the compensation of the named executives	FOR	30

3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm	FOR	62

At the Annual Meeting, our management also will report on Sherwin-Williams’ 2021 financial and operating performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.

How can I attend and participate in the Annual Meeting?

Virtual Meeting Format.    We look forward to welcoming shareholders to the Annual Meeting. This year’s Annual Meeting will be held in a virtual format via webcast. We have designed the virtual Annual Meeting to provide shareholders with substantially the same opportunities to participate as if the Annual Meeting were held in person.

Attendance and Participation.    If you were a shareholder at the close of business on the record date, February 22, 2022, you may attend and participate in the Annual Meeting on April 20, 2022 by visiting www.virtualshareholdermeeting.com/SHW2022 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. The Annual Meeting will begin promptly at 9:00 a.m. EDT. Online check-in will begin at 8:45 a.m. EDT. Please allow ample time for the online check-in process.

During the Annual Meeting, you may vote and submit questions by following the instructions provided on the meeting website. We will endeavor to answer as many questions submitted by shareholders as time permits. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business or that are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting but cannot be answered during the Annual Meeting due to time constraints will be answered and posted on our Investor Relations website, investors.sherwin-williams.com, as soon as practicable after the Annual Meeting.

No recording of the Annual Meeting is permitted, including audio and video recording. Additional information regarding the rules of conduct for the Annual Meeting and other materials, including the list of our shareholders of record, will be available during the Annual Meeting on the meeting website.

Even if you plan to attend and participate in the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting.

The virtual Annual Meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Attendees should ensure they have a strong Internet connection, allow plenty of time to log in, and can hear streaming audio prior to the start of the Annual Meeting.

68	2022 PROXY STATEMENT

Technical Difficulties.    If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the meeting log-in page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion.

Additional information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available on the meeting website.

Who is entitled to vote during the Annual Meeting?

You are entitled to vote during the Annual Meeting only if you were a record holder of our common stock at the close of business on the record date, February 22, 2022. At the close of business on the record date, 260,547,638 shares of common stock were outstanding. Each share owned on the record date is entitled to one vote. Beneficial owners of shares held in street name as of the record date may vote as provided below.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a broker, bank, or other similar organization, you are the beneficial owner of shares held in street name. The organization holding your account is considered the shareholder of record, and as a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

Our shareholders have a choice of voting online, by phone, or by mail in advance of the Annual Meeting or voting online during the Annual Meeting. We encourage you to vote in advance of the Annual Meeting to ensure your vote will be represented at the Annual Meeting.

Voting in Advance of the Meeting.    Except as provided below, if you wish to vote in advance of the meeting using one of the following methods, your vote must be received prior to 11:59 p.m. EDT on April 19, 2022.

•

Online.     To vote online, please visit www.proxyvote.com or, if you received printed copies of your proxy materials, scan the QR code located on your proxy card or voting instruction form—you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.

•

Phone.     To vote by phone, please call the number listed on your proxy card or voting instruction form and follow the recorded instructions—you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. Your vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card or voting instruction form by mail.

•

Mail.     If you are a shareholder of record who received printed copies of your proxy materials, you may vote by signing, dating, and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “for” the election of each director nominee on Proposal 1 and “for” Proposals 2 and 3. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you are a beneficial owner of shares held in street name who received printed copies of your proxy materials, you should complete, sign, date, and return the voting instruction form provided to you by your broker or nominee.

•

Voting as a Participant in the Dividend Reinvestment Plan or 401(k) Plan.     If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares for which you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above for shareholders of record.

If you are a participant in our 401(k) Plan, your voting instructions must be received prior to 11:59 p.m. EDT on April 17, 2022 in order to allow the trustee sufficient time for voting. If you are a 401(k) Plan participant and do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions.

69

Voting During the Annual Meeting.

•

Shareholders of Record and Beneficial Owners.     If you are a shareholder of record or a beneficial owner of shares held in street name, you may vote online during the Annual Meeting. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form to log in to the virtual meeting platform at www.virtualshareholdermeeting.com/SHW2022. Voting electronically online during the Annual Meeting will replace any previous votes.

•

Dividend Reinvestment Plan or 401(k) Plan Participants.     If you are a participant in one of these plans, you may attend and participate in the Annual Meeting, but you will not be able to vote the shares held in one of these plans electronically during the Annual Meeting. You must vote in advance of the Annual Meeting online, by phone, or by mail.

What happens if I am a beneficial owner, and I do not give voting instructions?

If you are a beneficial owner and do not provide your broker with specific voting instructions, under NYSE rules, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1 and 2 are considered non-routine matters. Therefore, if you do not instruct your broker on how to vote on Proposals 1 and 2, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3 is considered a routine matter and, therefore, your broker may vote your shares on this proposal according to your broker’s discretion.

Who tabulates the votes?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the independent inspector of election at the Annual Meeting.

What vote is required to approve each proposal?

Proposal 1 — Election of 11 Directors.    As provided in our Amended and Restated Articles of Incorporation, each of the 11 director nominees who receives a majority of the votes cast will be elected as a member of the Board. A “majority of the votes cast” means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” the nominee’s election. Abstentions and broker non-votes with respect to the election of one or more directors will not be counted as votes cast and, therefore, will have no effect on the vote.

Any incumbent nominee who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation for consideration by the Nominating Committee of the Board. We provide more information about majority voting for directors under the heading “Majority Voting for Directors” in the Corporate Governance Practices and Policies section.

Proposal 2 — Advisory Approval of the Compensation of the Named Executives.    The approval, on an advisory basis, of the compensation of the named executives requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote.

Proposal 3 — Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm.    The ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote. There will not be any broker non-votes with respect to this proposal, as it is considered a routine matter, as described above.

Other Items.    Approval of all other proposals and other business as may properly come before the Annual Meeting requires the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Amended and Restated Articles of Incorporation or Regulations.

May I revoke or change my vote after I submit my proxy?

Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Corporate Secretary in writing, in a verifiable communication prior to the Annual Meeting;

•	returning a later signed and dated proxy card or voting instruction form;

•	entering a new vote online or by phone prior to the Annual Meeting; or

•	voting online during the Annual Meeting.

70	2022 PROXY STATEMENT

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

What constitutes a quorum for the Annual Meeting?

A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Who pays the cost of this proxy solicitation?

The enclosed proxy is solicited by the Board, and Sherwin-Williams will pay the entire cost of the solicitation. We retained Georgeson LLC to aid in the solicitation of proxies, for which it will receive a fee of approximately $16,000, plus reasonable expenses.

In addition, we may reimburse brokers, banks, and similar organizations for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our executive officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, phone, and electronic means.

Shareholder Proposals for the 2023 Annual Meeting

Proposals to Be Included in the Proxy Statement

Under SEC rules, shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received at our principal executive offices, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 9, 2022 in order to be considered for inclusion in the proxy materials relating to the 2023 annual meeting. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a candidate for election as a director included in the proxy materials (a proxy access nominee) for the 2023 annual meeting, such nomination must conform to the applicable requirements set forth in our Regulations and any applicable SEC regulations concerning the submission and content of proxy access nominations, and must be submitted not earlier than October 10, 2022 and not later than the close of business on November 9, 2022 to us at our principal executive offices, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary. Such requirements include, without limitation, providing information about the proposed director nominee and the nominating shareholder that is required to be included in a proxy statement under SEC and NYSE rules, any statement by the nominating shareholder about the proposed director nominee to be included in the proxy statement, and any other information that Sherwin-Williams or the Board requests and determines to include in the proxy statement relating to the proposed director nominee.

Proposals Not to Be Included in the Proxy Statement

Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director (not including a proxy access nominee) or to introduce an item of business at an annual meeting, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting must be timely submitted in writing to us at our principal executive offices, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary. In addition, these procedures include, without limitation: providing information about the proposed director nominee specified in the Regulations, including information that would be required to be disclosed in a proxy statement or other filing under Section 14(a) of the Exchange Act; a description of all direct and indirect compensation and other arrangements between the proposed director nominee and the nominating shareholder; a completed questionnaire with respect to the identity, background, and qualifications of the proposed director nominee; and a written agreement from the proposed director nominee that includes a representation that such person, if elected, will serve for the entire term for which he or she is standing for election.

To be timely, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the annual meeting. In the event that public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting and it is held on a date more than 10 calendar days before or after the first anniversary of the date on which the prior year’s annual meeting was held, notice by the shareholder, to be timely, must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

71

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

Our Regulations set forth specific, detailed requirements for the notice. You may access a copy of our Regulations on our Investor Relations website, investors.sherwin-williams.com. You may also receive a copy of our Regulations by writing or emailing us at: The Sherwin-Williams Company, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Investor Relations; investor.relations@sherwin.com.

Compliance with Universal Proxy Rules for Director Nominations

In addition to satisfying the requirements under our Regulations, if a shareholder intends to comply with the universal proxy rules (once effective) and to solicit proxies in support of director nominees other than Sherwin-Williams’ nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2023 annual meeting, no later than February 19, 2023). If the date of the 2023 annual meeting is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2023 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2023 annual meeting is first made.

72	2022 PROXY STATEMENT

APPENDIX A

Calculation of Financial Measures

We have included in this Proxy Statement measures of financial performance that are not in accordance with U.S. generally accepted accounting principles (GAAP). We believe these financial measures are the most appropriate measures to use for our incentive programs. These financial measures may not be comparable to similarly titled measures reported by other companies. We describe below how we calculate each of these financial measures.

Annual Cash Incentive Compensation Program

Adjusted Earnings Per Share

We calculate earnings per share (EPS) as diluted net income per common share (as determined in accordance with GAAP). For purposes of determining achievement, the Compensation Committee added to the achievement level (i) $0.99 per share, which represents less than the full net impact of Winter Storm Uri and Hurricane Ida on gross profit and supply chain inefficiencies attributed to significant raw material shortages that restricted inventory production and hindered sales during 2021, partially offset by lower selling, general, and administrative expenses, and (ii) $0.34 per share, which represents the loss from the Wattyl divestiture.

Adjusted Free Cash Flow

We calculate free cash flow (FCF) as net operating cash (as determined in accordance with GAAP), less capital expenditures and cash dividends paid. At the beginning of the performance period, we excluded the budgeted impact of the construction of our new headquarters and research and development center so that the metric would more accurately represent our underlying business operations. For purposes of determining achievement, the Compensation Committee added to the achievement level $350 million, which represents less than the full net income impact of Winter Storm Uri and Hurricane Ida attributed to significant raw material shortages that restricted inventory production and hindered sales, and additional inventory, partially offset by lower accounts receivables.

TAG Sales

We calculate TAG sales as net external sales (as determined in accordance with GAAP). For purposes of determining achievement, the Compensation Committee added to the achievement level $373 million, which represents the full net impact of Winter Storm Uri and Hurricane Ida attributed to lost TAG sales.

Profit Before Taxes

We calculate each of TAG PBT and PCG PBT in accordance with GAAP. For purposes of determining achievement, the Compensation Committee added to the achievement levels $215 million and $75 million for TAG PBT and PCG PBT, respectively, which represent less than the full net income impact of Winter Storm Uri and Hurricane Ida for each metric.

Return on Net Assets Employed

We calculate TAG RONAE by dividing TAG PBT (as determined in accordance with GAAP), excluding any items relating to unusual events or which result in a distortion of comparative results, by the TAG twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, net fixed assets, total intangible assets, and goodwill, less accounts payable.

We calculate PCG RONAE by dividing PCG PBT (as determined in accordance with GAAP), excluding any items relating to unusual events or which result in a distortion of comparative results, by the PCG twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, net fixed assets, total intangible assets, and goodwill, less accounts payable.

For purposes of determining achievement, the Compensation Committee added to the achievement levels 588 and 385 basis points for TAG RONAE and PCG RONAE, respectively, which represent less than the full net income impact of Winter Storm Uri and Hurricane Ida for TAG RONAE and the impact of raw material availability on PCG RONAE.

A-1

Long-Term Equity Incentive Compensation Program

Performance-Based Restricted Stock Units (2019 – 2021 Performance Period)

Adjusted EPS.    We calculate adjusted EPS as diluted net income per common share (as determined in accordance with GAAP) on a cumulative basis over the three-year performance period, excluding: (a) a net cumulative impact of total unbudgeted Valspar acquisition-related integration costs resulting in a charge of $0.29 per share; (b) a net charge of $0.81 per share for other adjustments, including pension plan settlement expense, tax credit investment loss, trademark impairment, and the Wattyl divestiture, partially offset by tax credits and a benefit from the resolution of the California litigation.

Adjusted RONAE.    We calculate adjusted RONAE by dividing net income (as determined in accordance with GAAP) by the twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, customer investments, net fixed assets, total intangible assets and goodwill, less accounts payable, excluding the following impacts on net income: (a) a net cumulative impact of total unbudgeted Valspar acquisition-related integration costs resulting in a charge of $81 million; and (b) a net charge of $222 million for other adjustments, including pension plan settlement expense, tax credit investment loss, trademark impairment, and the Wattyl divestiture, partially offset by tax credits and a benefit from the resolution of the California litigation.

Performance-Based Restricted Stock Units (2021 – 2023 Performance Period)

Adjusted EPS.    We calculate adjusted EPS as diluted net income per common share (as determined in accordance with GAAP) on a cumulative basis over the three-year performance period, excluding any items relating to unusual events or which result in a distortion of comparative results.

Adjusted RONAE.    We calculate adjusted RONAE by dividing net income (excluding any items relating to unusual events or which result in a distortion of comparative results) by the twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, customer investments, net fixed assets, total intangible assets, and goodwill, less accounts payable.

Adjusted EPS and adjusted RONAE, for the purpose of determining achievement, may be calculated without regard to: (a) the acquisition or disposition of a business with pro-forma annualized sales in excess of $50 million, including but not limited to, (i) costs, fees, and/or expenses related to the negotiation, completion, and/or integration of such acquisition or disposition, (ii) any related severance and restructuring costs related to such acquisition or disposition, (iii) any costs related to acquisition-related amortization expense, or the write-down or impairment of, tangible or intangible assets associated with such acquisition or disposition, (iv) any costs, fees, and/or expenses related to an unsuccessful attempt related to such acquisition or disposition, and (v) any costs, fees, and/or expenses, including attorneys’ fees, relating to litigation involving such acquisition or disposition or such unsuccessfully attempted acquisition or disposition (including, in each case, claim judgments, civil penalties, and settlements); and (b) any unusual, infrequent or non-recurring items determined in accordance with GAAP, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in Sherwin-Williams’ Annual Reports on Forms 10-K.

A-2	2022 PROXY STATEMENT

THE SHERWIN-WILLIAMS COMPANY

101 WEST PROSPECT AVENUE

CLEVELAND, OHIO 44115-1075

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 19, 2022 for shares held directly or in the Dividend Reinvestment Plan, and up until 11:59 p.m. Eastern Daylight Time on April 17, 2022 for shares held in the 401(k) Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SHW2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 19, 2022 for shares held directly or in the Dividend Reinvestment Plan, and up until 11:59 p.m. Eastern Daylight Time on April 17, 2022 for shares held in the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D70194-P65296-Z81656                                 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  THE SHERWIN-WILLIAMS COMPANY

The Board of Directors recommends a vote “FOR” each

nominee under Proposal 1 and “FOR” Proposals 2 and 3.

1.	Election of Directors:		For	Against	Abstain

	1a.	Kerrii B. Anderson	☐	☐	☐

	1b.	Arthur F. Anton	☐	☐	☐

	1c.	Jeff M. Fettig	☐	☐	☐

	1d.	Richard J. Kramer	☐	☐	☐

	1e.	John G. Morikis	☐	☐	☐

	1f.	Christine A. Poon	☐	☐	☐

	1g.	Aaron M. Powell	☐	☐	☐

	1h.	Marta R. Stewart	☐	☐	☐

	1i.	Michael H. Thaman	☐	☐	☐

	1j.	Matthew Thornton III	☐	☐	☐

	1k.	Steven H. Wunning	☐	☐	☐

		For	Against	Abstain

2.	Advisory approval of the compensation of the named executives.	☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH NOMINEE UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Please sign your name exactly as it appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2022 ANNUAL MEETING OF SHAREHOLDERS

THE SHERWIN-WILLIAMS COMPANY

Wednesday, April 20, 2022, 9:00 A.M. (EDT)

The Annual Meeting will be held in a virtual format via webcast. To participate in the Annual Meeting, go to www.virtualshareholdermeeting.com/SHW2022 and enter the 16-digit control number found on this proxy card on the date and time noted.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 2022.

Our Notice of Annual Meeting, Proxy Statement and 2021 Annual Report are available at: www.proxyvote.com.

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D70195-P65296-Z81656

THE SHERWIN-WILLIAMS COMPANY

ANNUAL MEETING OF SHAREHOLDERS — APRIL 20, 2022

The undersigned hereby appoints John G. Morikis, Allen J. Mistysyn and Mary L. Garceau, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of The Sherwin-Williams Company that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held on April 20, 2022 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by the administrator of our Dividend Reinvestment Plan and by the trustee of our 401(k) Plan.

This card is solicited jointly by the Board of Directors, the administrator of our Dividend Reinvestment Plan and the trustee of our 401(k) Plan. If you do not timely sign and return this card, the proxy holders cannot vote these shares (or, in the case of our 401(k) Plan, if you do not sign and return this card by 11:59 p.m. Eastern Daylight Time on April 17, 2022, these shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions).

TO VOTE ONLINE OR BY PHONE, SEE REVERSE SIDE OF THIS PROXY CARD.